UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Arena Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARENA PHARMACEUTICALS, INC.

April 27, 2011

Dear Arena Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Arena Pharmaceuticals, Inc., a Delaware corporation. The Annual Meeting will be held on Monday, June 13, 2011, at 9:00 a.m. (Pacific Time), at our offices located at 6154 Nancy Ridge Drive, San Diego, California 92121. I look forward to meeting with as many of our stockholders as possible.

At the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and proxy statement and report on Arena’s business. You will also have an opportunity to ask questions.

If you would like directions to our offices, please visit our website at www.arenapharm.com, where you will find directions and a map locator under “contact us.” For further information about the Annual Meeting, please call 858.453.7200 and ask for Investor Relations.

On behalf of our employees and Board of Directors, I would like to express our appreciation for your continued interest in Arena.

Sincerely,

Jack Lief Chairman, President and Chief Executive Officer

6166 Nancy Ridge Drive, San Diego, CA 92121

Notice of Annual Meeting of Stockholders

To be held on June 13, 2011

ARENA PHARMACEUTICALS, INC.

6166 Nancy Ridge Drive

San Diego, CA 92121

April 27, 2011

To the Stockholders of Arena Pharmaceuticals, Inc.:

The Annual Meeting of Stockholders of Arena Pharmaceuticals, Inc., a Delaware corporation, will be held on Monday, June 13, 2011, at 9:00 a.m. (Pacific Time), at our offices located at 6154 Nancy Ridge Drive, San Diego, California 92121, for the following purposes, which are more fully described in the proxy statement accompanying this notice:

1.	To elect the nine nominees for director named herein to our Board of Directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal;

2.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement accompanying this notice;

3.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers;

4.	To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2011; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 15, 2011 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

Whether or not you expect to attend in person, we urge you to sign, date and return the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly signing, dating and returning the proxy card will save us the expense and extra work of additional solicitation. You may return your proxy card in the enclosed envelope, which does not require postage if mailed in the United States. You may also vote by telephone or the Internet pursuant to the instructions that accompanied your proxy card. Sending in your proxy card or voting by telephone or the Internet will not prevent you from voting at the Annual Meeting if you desire to do so, as your proxy may be cancelled at your option. Please note, however, that if your shares are held of record by a bank, broker or other agent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of our Board of Directors

Steven W. Spector

Senior Vice President, General Counsel and Secretary

ARENA PHARMACEUTICALS, INC.

6166 Nancy Ridge Drive

San Diego, CA 92121

PROXY STATEMENT FOR ANNUAL MEETING

OF STOCKHOLDERS

To Be Held on Monday, June 13, 2011, at 9:00 a.m. (Pacific Time)

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting

to Be Held on June 13, 2011

The proxy statement and annual report to security holders are available on the home page of our website at www.arenapharm.com.

Information Concerning Solicitation and Voting

In this proxy statement, “Arena Pharmaceuticals,” “Arena,” “we,” “us” and “our” refer to Arena Pharmaceuticals, Inc., unless the context otherwise provides.

General

The enclosed proxy is solicited on behalf of our Board of Directors for use at our 2011 Annual Meeting of Stockholders, or 2011 Annual Meeting, which is to be held on Monday, June 13, 2011, at 9:00 a.m. (Pacific Time), or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. Our 2011 Annual Meeting will be held at our offices located at 6154 Nancy Ridge Drive, San Diego, California 92121.

This proxy statement, together with the Notice of Annual Meeting of Stockholders, the form of proxy and our Annual Report to Stockholders, are first being mailed on or about April 27, 2011 to all stockholders of record at the close of business on April 15, 2011, or the Record Date.

Questions and Answers About these Proxy Materials and Voting

Q:	Why am I receiving these materials?

A:	You are receiving these proxy materials in connection with our 2011 Annual Meeting, which is to be held on Monday, June 13, 2011, at 9:00 a.m. (Pacific Time). As a stockholder, you are requested to vote on the proposals described in this proxy statement.

Q:	Who can vote at our 2011 Annual Meeting?

A:	Each person who owns or has the right to vote shares of our common stock as of the Record Date has the right to vote at the meeting. Each share of our common stock is entitled to one vote. As of the Record Date, there were 133,744,281 shares of our common stock outstanding.

Stockholder of Record: Shares Registered in Your Name. If on the Record Date your shares of common stock were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy.

Beneficial Owner: Shares Registered in the Name of a Bank, Broker or Other Agent. If on the Record Date your shares of common stock were held in an account by a bank, broker or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your bank, broker or other agent on how to vote the shares in your account. You are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a legal proxy from your bank, broker or other agent.

Q:	What is the proxy card?

A:	The proxy card enables you to appoint Jack Lief, our Chairman, President and Chief Executive Officer, and Steven W. Spector, our Senior Vice President, General Counsel and Secretary, as your representatives at our 2011 Annual Meeting. By completing and returning the proxy card, you are authorizing Mr. Lief and Mr. Spector, or each of them, to vote your shares at the meeting as described on the proxy card. This way, you can vote your shares whether or not you attend the meeting.

Q:	What am I voting on?

A:	We are asking you to vote on the following proposals:

1.	Election of the nine nominees for director named herein to our Board of Directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal;

2.	Advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with rules of the Securities and Exchange Commission, or SEC;

3.	Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of our named executive officers;

4.	Ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2011; and

5.	Such other proposals as may properly come before the meeting or any adjournment or postponement thereof.

Q:	How do I vote?

A:	Stockholder of Record: Shares Registered in Your Name

BY MAIL: Please complete and sign your proxy card and mail it in the enclosed pre-addressed envelope, which does not require postage if mailed in the United States. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct, or in the best judgment of Mr. Lief or Mr. Spector if a proposal comes up for a vote at the meeting that is not on the proxy card.

If you return a signed and dated proxy card, but do not mark your voting instructions on the proxy card, your shares will be voted as follows: “FOR” the nine named nominees as directors; “FOR” the approval, on an advisory basis, of the compensation of our named executive officers; for the approval, on an advisory basis, to conduct an advisory vote on executive compensation “EVERY YEAR”; “FOR” the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2011; and according to the best judgment of Mr. Lief or Mr. Spector if a proposal that is not on the proxy card comes up for a vote at the meeting.

BY TELEPHONE: Please follow the vote by telephone instructions that are on your proxy card. If you vote by telephone, you do not have to mail in your proxy card.

BY INTERNET: Please follow the vote by Internet instructions that are on your proxy card. If you vote by Internet, you do not have to mail in your proxy card.

IN PERSON: We will pass out written ballots to anyone who wants to vote in person at the meeting. However, if you hold your shares in street name, you must request a legal proxy from your bank, broker or other agent in order to vote at the meeting.

A:	Beneficial Owner: Shares Registered in the Name of a Bank, Broker or Other Agent

If you are a beneficial owner of shares registered in the name of a bank, broker or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply follow the instructions you received from that organization to ensure that your vote is counted. Please contact that organization if you did not receive a proxy card or voting instructions.

To vote in person at the meeting, you must obtain a legal proxy from your bank, broker or other agent. Follow the instructions from your bank, broker or other agent included with these proxy materials, or contact such agent to request a proxy form.

Q:	What does it mean if I receive more than one proxy card?

A:	It likely means that you hold our shares in multiple accounts at the transfer agent or with brokers or other custodians of your shares. Please complete and return all proxy cards you receive to ensure that all of your shares are voted.

Q:	Can I change my vote after submitting my proxy?

A:	Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can revoke your proxy and change your vote at any time before the polls close at the meeting by: (i) signing another proxy card with a later date and returning it before the polls close at the meeting, (ii) voting by telephone or the Internet before 11:00 p.m. (Pacific Time) on June 12, 2011 (your latest telephone or Internet vote is counted), (iii) returning a written notice before the polls close at the meeting that you are revoking your proxy, or (iv) voting at the meeting. Please note, however, that simply attending the meeting will not, by itself, revoke your proxy.

A:	Beneficial Owner: Shares Registered in the Name of a Bank, Broker or Other Agent. If you are a beneficial owner of shares registered in the name of a bank, broker or other agent, you should follow their instructions on how to change your vote. Please contact your bank, broker or other agent if you did not receive such instructions.

Q:	How many shares must be present to hold the meeting?

A:	To hold the meeting and conduct business, the holders of a majority of our outstanding common stock as of the Record Date must be present, either in person or represented by proxy, at the meeting. This is called a quorum.

A stockholder’s shares are counted towards a quorum if the stockholder either:

•	is present and votes in person at the meeting, or

•	has properly submitted a proxy (including voting by telephone or the Internet).

Both abstentions and broker non-votes are counted as present for the purposes of determining the presence of a quorum at the meeting.

Q:	What are broker non-votes?

A:	Broker non-votes occur when a broker who holds shares for a stockholder in street name submits a proxy for those shares but does not vote. In general, this occurs when the broker has not received voting instructions from the stockholder, and the broker lacks discretionary voting authority under the rules of the New York Stock Exchange, or NYSE, or otherwise to vote the shares for a particular proposal. The bank, broker or other agent can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those items for which specific authorization is required under the rules of the NYSE.

Q:	When do brokers have discretionary voting authority to vote my shares without my instruction?

A:

If you are a beneficial owner whose shares are held of record by a bank, broker or other agent, such entity has discretionary voting authority, under the rules of the NYSE, to vote your shares on certain routine matters for which it does not receive voting instructions from you by the 10th day before the meeting. For example, such entity has discretionary voting authority with regard to the ratification of the appointment of KPMG LLP.

The election of directors and votes on matters relating to executive compensation, such as the say-on-pay vote, are not considered routine. When a proposal is not a routine matter and the entity holding the shares has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the entity cannot vote the shares on that proposal. This is called a “broker non-vote.” Shares that are subject to broker non-votes with respect to that proposal will not be considered votes either for or against the proposal. Accordingly, it is important that beneficial owners instruct their brokers how they wish to vote their shares.

Q:	How many votes must the nominees receive to be elected as directors?

A:	Directors are elected by a plurality of votes of common stock present, either in person or represented by proxy, at the meeting and entitled to vote. This means that the nine nominees receiving the highest number of votes “FOR” election will be elected. Only votes “For” or “Withheld” will affect the outcome.

Q:	How many votes must be received to approve the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules?

A:	A majority of votes cast by the stockholders entitled to vote on the proposal must vote “FOR” approval. Abstentions and broker non-votes will have no effect.

Q:	How many votes must be received to indicate the preferred frequency of stockholder advisory votes on the compensation of our named executive officers?

A:	The frequency approved by the highest number of votes from the holders of shares of common stock present, either in person or represented by proxy, at the meeting and entitled to vote will be considered the frequency preferred by the stockholders. Abstentions and broker non-votes will have no effect.

Q:	How many votes must be received to ratify the appointment of KPMG LLP as Arena’s independent auditors for the fiscal year ending December 31, 2011?

A:	A majority of votes cast by the stockholders entitled to vote on the proposal must vote “FOR” ratification. Abstentions and broker non-votes will have no effect.

Q:	How are votes counted?

A:	Votes will be counted by the inspector or inspectors of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “FOR,” “WITHHOLD,” and broker non-votes; with respect to the proposal regarding frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of every year, every two years, or every three years, abstentions and broker non-votes; and, with respect to other proposals, votes “FOR,” “AGAINST,” “ABSTAIN,” and, if applicable, broker non-votes.

Voting results are tabulated and certified by our transfer agent, Computershare Trust Company, N.A.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	We are paying for the distribution and solicitation of the proxies. As a part of this process, we reimburse brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to our stockholders. Original solicitation of proxies by mail may be supplemented by other mailings, telephone calls, personal solicitation, or use of the Internet by our directors, officers, other employees or, if we choose to engage one, an independent proxy solicitation firm. No additional compensation will be paid to our directors, officers or other employees for such services, and in the event we engage such a proxy solicitation firm, the fees paid by us would not likely exceed $20,000.

Q:	How can I obtain the company’s corporate governance information?

A:	Our website is www.arenapharm.com and we have included various corporate governance materials under the “Investors” tab. Included in such information are the charters of the Board of Directors’ standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Also included under that tab are our Board of Directors’ Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Policy on Filing, Receipt and Treatment of Complaints.

Election of Directors (Proposal 1)

Nominees and Election Process

The persons named in the below table are nominees for director at our 2011 Annual Meeting to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal. Our Bylaws provide that the authorized number of directors shall be determined by a resolution of our Board of Directors.

All of the nominees for director at our 2011 Annual Meeting were elected at our 2010 annual meeting of stockholders and were recommended for election to our Board of Directors at our 2011 Annual Meeting by the Corporate Governance and Nominating Committee. Directors are elected by a plurality of votes present in person or represented by proxy at the annual meeting of stockholders and entitled to vote. Unless otherwise instructed to withhold a vote for a particular nominee or all of the nominees, the proxy holders will vote the proxies received by them for the nominees named below. In the event that any of these nominees is unavailable to serve as a director at the time of our 2011 Annual Meeting, the proxies will be voted for any substitute nominee who shall be designated by our Board of Directors, unless our Board reduces the number of directors. We have no reason to believe that any nominee will be unavailable to serve.

Following is information, as of March 31, 2011, regarding the nominees for director at our 2011 Annual Meeting. Such information includes biographical and other information about the nominees, including information concerning the particular experience, qualifications, attributes or skills that led our Board of Directors and the Corporate Governance and Nominating Committee to conclude that the nominees should serve as our directors.

Name	Positions and Offices Held	Year First Elected or Appointed Director	Age
Jack Lief	Chairman, President and Chief Executive Officer	1997	65
Dominic P. Behan, Ph.D.	Senior Vice President, Chief Scientific Officer and Director	2000	47
Donald D. Belcher	Director	2003	72
Scott H. Bice	Director	2003	68
Harry F. Hixson, Jr., Ph.D.	Director	2004	72
Tina S. Nova, Ph.D.	Director	2004	57
Phillip M. Schneider	Director	2007	54
Christine A. White, M.D.	Director	2006	59
Randall E. Woods	Director	2007	59

Business Experience of Nominees

Jack Lief is a co-founder of Arena and has served as a director and our President and Chief Executive Officer since April 1997. Mr. Lief has also served as the Chairman of our Board of Directors since October 2007. Mr. Lief served as an advisor and consultant to numerous biopharmaceutical organizations from 1995 to April 1997; as Senior Vice President, Corporate Development and Secretary of Cephalon, Inc., a biopharmaceutical company, from 1989 to 1994; as Director of Business Development and Strategic Planning for Alpha Therapeutic Corporation, a manufacturer of biological products, from 1983 to 1989; and in various positions at Abbott Laboratories, a pharmaceutical company, from 1972 to 1983, most recently as the head of International Marketing Research. Mr. Lief serves as the Chairman of the board of directors of ADVENTRX Pharmaceuticals, Inc., a company focused on pharmaceuticals for cancer and infectious disease. Mr. Lief is also an Executive Board Member of BIOCOM, a life science association representing approximately 550 member companies in Southern California, and was the Chairman of the board of directors of BIOCOM from March 2005 to March 2006. Mr. Lief holds a B.A. from Rutgers University and an M.S. in Psychology (Experimental and Neurobiology) from Lehigh University.

We believe that Mr. Lief’s role as a co-founder, President and Chief Executive Officer of our company, combined with his extensive leadership, strategic planning, business, financial, and international pharmaceutical industry expertise, provides our Board of Directors with critical knowledge and in-depth insight into our strategic planning and operations and give him the qualifications, attributes and skills to serve as one of our directors.

Dominic P. Behan, Ph.D., is a co-founder of Arena and has served as a director since April 2000, and as our Senior Vice President and Chief Scientific Officer since June 2004. Dr. Behan served as our Vice President, Research from April 1997 to June 2004. Dr. Behan directed various research programs at Neurocrine Biosciences, Inc., a biopharmaceutical company, from 1993 to 1997, and was engaged in research at the Salk Institute from 1990 to 1993. Dr. Behan holds a B.Sc. in Biochemistry from Leeds University, England, and a Ph.D. in Biochemistry from Reading University, England.

We believe that Dr. Behan’s extensive scientific expertise, his role as a co-founder, Senior Vice President and Chief Scientific Officer of our company, and his leadership and scientific experience at other scientific and biopharmaceutical entities give him a deep understanding of pharmaceutical research and development and the qualifications, attributes and skills to serve as one of our directors.

Donald D. Belcher has served as a member of our Board of Directors since December 2003. Mr. Belcher served as Chairman of the board of directors of Banta Corporation, a printing and supply-chain management company, from 1995 to 2004, Chief Executive Officer from 1995 to 2002 and President from 1994 to 2001. Mr. Belcher holds a B.A. from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business.

We believe that Mr. Belcher’s extensive leadership, business and financial expertise, including his background as a Chairman, Chief Executive Officer and President of a large, publicly held company, and his experience in marketing, global operations, international business, and strategic planning give him the qualifications, attributes and skills to serve as one of our directors.

Scott H. Bice has served as a member of our Board of Directors since December 2003. Mr. Bice has been the Robert C. Packard Professor at the University of Southern California Law School since 2000, where he served as Dean from 1980 to 2000. Mr. Bice has experience on several corporate boards, including Imagine Films, from 1992 to 1994; Western and Residence Mutual Insurance Companies, from 1996 to 2003; and Jenny Craig, from 1996 to 2002. Mr. Bice holds a B.S. in finance and a J.D. from the University of Southern California.

We believe that Mr. Bice’s extensive legal, corporate governance, and business ethics expertise, his background as a professor and former Dean of a leading law school, and his service on other boards, including for a company involved in developing and commercializing a weight-loss program, give him an important perspective to contribute and the qualifications, attributes and skills to serve as one of our directors.

Harry F. Hixson, Jr., Ph.D., has served as a member of our Board of Directors since September 2004. Dr. Hixson has served as the Chief Executive Officer of Sequenom, Inc., a genomics company, since September 2009, and as Chairman of its board of directors since 2003. Dr. Hixson served as Chief Executive Officer of BrainCells Inc., a neurogenesis-based drug discovery and development company, from 2004 to 2005; as Chief Executive Officer of Elitra Pharmaceuticals Inc., a biopharmaceutical company, from 1998 to 2003; and in various management positions with Amgen, Inc., a biopharmaceutical company, from 1985 to 1991, most recently as President and Chief Operating Officer. Within the past five years, Dr. Hixson also served as a member of the board of directors of NovaBay Pharmaceuticals, Inc., a biopharmaceutical company, Infinity Pharmaceuticals, Inc., a cancer drug discovery and development company, and Discovery Partners International Inc., a drug discovery services company that was acquired by Infinity Pharmaceuticals, Inc. Dr. Hixson holds a B.S. in Chemical Engineering from Purdue University, an M.B.A. from the University of Chicago and a Ph.D. in Physical Biochemistry from Purdue University.

We believe that Dr. Hixson’s extensive leadership, business and scientific expertise, including his background in the development and commercialization of biopharmaceuticals in the United States and internationally, his senior management experience, including as President and Chief Operating Officer of a pioneering company in the biopharmaceutical industry, and his service on other boards give him the qualifications, attributes and skills to serve as one of our directors.

Tina S. Nova, Ph.D., has served as a member of our Board of Directors since September 2004. Dr. Nova is a co-founder of Genoptix, Inc., a medical laboratory diagnostics company, and has served as its President since 2000. Dr. Nova also served as Genoptix’ Chief Executive Officer and as a member of its board of directors from 2000 to February 2011. Dr. Nova was a co-founder of Nanogen, Inc., a provider of molecular diagnostic tests, and she served as its Chief Operating Officer and President from 1994 to 2000. Dr. Nova served as Chief Operating Officer of Selective Genetics, a targeted therapy, biotechnology company, from 1992 to 1994, and in various director-level positions with Ligand Pharmaceuticals Incorporated, a drug discovery and development company, from 1988 to 1992, most recently as Executive Director of New Leads Discovery. Dr. Nova has also held various research and management positions with Hybritech, Inc., a former subsidiary of Eli Lilly & Company, a pharmaceutical company. Dr. Nova also serves on the board of directors of Adamis Pharmaceuticals Corporation, a commercial-stage specialty pharmaceutical company targeting allergy, respiratory and pediatric medicine market segments. Within the past five years, Dr. Nova also served as a member of the board of directors of Cypress Biosciences, Inc., a company focused on developing drugs for functional somatic syndromes. Dr. Nova was the Chair of the board of directors of BIOCOM from March 2001 to March 2002. Dr. Nova holds a B.S. in Biological Sciences from the University of California, Irvine and a Ph.D. in Biochemistry from the University of California, Riverside.

We believe that Dr. Nova’s extensive leadership, business and scientific expertise, including her background of founding, financing, developing and operating companies in the healthcare industry, her service as the President and Chief Executive Officer of a publicly held company in the healthcare industry, her experience in successfully developing, launching and commercializing medical products, and her service on other boards give her the qualifications, attributes and skills to serve as one of our directors.

Phillip M. Schneider has served as a member of our Board of Directors since December 2007. Mr. Schneider held various positions with IDEC Pharmaceuticals Corporation, a biopharmaceutical company, from 1987 to 2002, most recently as Senior Vice President and Chief Financial Officer. Prior to his association with IDEC, Mr. Schneider held various management positions at Syntex Pharmaceuticals Corporation and was previously with KPMG LLP. Mr. Schneider is a member of the board of directors of Gen-Probe Incorporated, a medical diagnostics company. Within the past five years, Mr. Schneider also served as a member of the board of directors of Micromet, Inc., a biopharmaceutical company, and CancerVax Corporation, a biotechnology company that merged with Micromet AG to become Micromet, Inc. Mr. Schneider holds a B.S. in Biochemistry from the University of California, Davis and an M.B.A. from the University of Southern California.

We believe that Mr. Schneider’s extensive leadership, business, financial and accounting expertise, including his background as the Chief Financial Officer of a publicly held biopharmaceutical company during the successful development, launch and commercialization of its first product, his experience at a large financial and accounting firm, and his service on other boards in our industry give him an important financial and accounting perspective and the qualifications, attributes and skills to serve as one of our directors.

Christine A. White, M.D., has served as a member of our Board of Directors since August 2006. Dr. White served in various senior positions with Biogen Idec Inc., a biopharmaceutical company, from 1996 to 2005, most recently as Senior Vice President, Global Medical Affairs; as the Director of Clinical Oncology Research at the Sidney Kimmel Cancer Center in San Diego from 1994 to 1996; and on the clinical staff and in various positions in the Department of Medicine at Scripps Memorial Hospitals in La Jolla and Encinitas, California, from 1984 to 1994, most recently as Chairman, Department of Medicine. Dr. White serves as a member of the board of directors of Marshall Edwards, Inc., an oncology company focused on the clinical development of novel anti-cancer therapeutics. Within the past five years, Dr. White also served as a member of the board of directors of

Genoptix, Inc., a medical laboratory diagnostics company, Pharmacyclics, Inc, a pharmaceutical company developing products to treat cancer and other diseases, and Monogram Biosciences, Inc., a life sciences company. Dr. White holds a B.A. in Biology and an M.D. from the University of Chicago and is Board certified in both Internal Medicine and Medical Oncology.

We believe that Dr. White’s extensive medical, scientific and business expertise, including her background in the clinical practice of medicine, basic science and clinical research, clinical development and regulatory affairs, her experience with the successful development, launch and commercialization of medicinal products, her senior management experience at a publicly held company in our industry, and her service on other boards give her a deep understanding of pharmaceutical development and commercialization and the qualifications, attributes and skills to serve as one of our directors.

Randall E. Woods has served as a member of our Board of Directors since December 2007. Mr. Woods is the President and Chief Executive Officer and a member of the board of directors of Sequel Pharmaceuticals, Inc., a pharmaceutical company. Mr. Woods served as the President and Chief Executive Officer of NovaCardia, Inc., a pharmaceutical company that was acquired by Merck & Co., Inc., from April 2004 to September 2007; as the President and Chief Executive Officer of Corvas International, Inc., a biopharmaceutical company, from 1996 to 2003; in various senior positions at Boehringer Mannheim’s US pharmaceutical operations, from 1993 to 1996, most recently as President; and before then served more than 20 years at Eli Lilly & Company in sales and marketing positions. Mr. Woods is the chairman emeritus of the advisory board of the University of California, San Diego’s Sulpizio Family Cardiovascular Center. Mr. Woods is also an Executive Board Member of BIOCOM, and was the Chairman of the board of directors of BIOCOM for 2009. Mr. Woods holds a B.S. in Biology and Chemistry from Ball State University and an M.B.A. from Western Michigan University.

We believe that Mr. Woods’ extensive leadership, business and financial expertise, including his background of founding, financing and developing companies in our industry, and his senior management experience, including as Chief Executive Officer and President of multiple biopharmaceutical companies, his background in sales, marketing and pharmaceutical operations, and his service on other boards give him the qualifications, attributes and skills to serve as one of our directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH NAMED NOMINEE.

Director Independence

Our common stock is listed on the NASDAQ Global Select Market, which requires that a majority of a listed company’s board of directors qualify as “independent” under the applicable NASDAQ listing standards. The board of directors must affirmatively make this determination.

Our Board of Directors consults with our General Counsel to ensure that our Board’s independence determinations, including with respect to directors, director nominees and members of its committees, comply with all applicable securities and other laws and regulations regarding the definition of “independent,” including but not limited to those set forth in pertinent listing standards of NASDAQ, as in effect from time to time. Consistent with these considerations, our Board of Directors has reviewed relevant transactions and relationships between each non-employee director and Arena, other non-employee directors, our senior management and our independent auditors and has affirmatively determined that all of our non-employee directors are independent directors under the applicable NASDAQ listing standards.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines for the conduct and operation of our Board. The guidelines cover such topics as board composition and selection, the board’s role, director orientation and education, director compensation, board meetings, board committees, board access to management and use of outside advisors, succession planning, and the evaluation of the board and our Chief Executive Officer.

Board Leadership Structure; Lead Independent Director

Our Board of Directors believes that there is no single, generally accepted approach to providing board leadership and that, given the dynamic and competitive environment in which we operate, the appropriate board leadership structure may vary as circumstances change. As such, our Board of Directors periodically reviews its leadership structure to confirm that it is an appropriate structure for our company at such time.

In considering its leadership structure, our Board of Directors has taken into account that it consists of a substantial majority of independent directors who are highly qualified and experienced, its standing committees (Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee) are comprised entirely of independent directors and that, as discussed below, it has a lead independent director with a clear mandate and authority. In addition, a number of Board and committee processes and procedures, including regular executive sessions of independent directors, regular conference calls with our Chief Executive Officer outside of Board of Directors and committee meetings, and annual evaluations of our executive officers’ performance, including against pre-established corporate and individual goals, provide substantial independent oversight over our management. Our Board of Directors believes that these factors provide an appropriate balance between the authority of those who oversee our company and those who manage it on a day-to-day basis.

As set forth in our Board of Directors’ Corporate Governance Guidelines, our Board currently combines the role of chairman of the board with the role of chief executive officer. We also have a lead independent director with defined corporate governance responsibilities. Our Board of Directors believes that this structure provides an efficient and effective leadership model for our company, and that combining the chairman and CEO roles fosters accountability, effective decision-making and alignment on corporate strategy.

Our Board of Directors’ lead independent director is elected by our independent directors to serve for a minimum of one year or until replaced by the independent directors. It is generally expected that the lead independent director will serve for more than a year, and Dr. White has been our lead independent director since November 2008. As detailed in our Board of Directors’ Corporate Governance Guidelines, the lead independent director’s responsibilities and authority include the following:

•	With the Chairman, establish the schedule and agenda for Board meetings and approve information to be sent to our Board;

•	Serve as chair of Board meetings in the absence of the Chairman, including during executive sessions of the independent directors;

•	Preside over any portion of Board meetings at which the performance of our Board is presented or discussed;

•	Establish the agenda for meetings of the independent directors and preside over such meetings;

•	Coordinate with the committee chairs, as needed, regarding meeting agendas, informational requirements and other matters, as appropriate;

•	Serve as liaison between the Chairman and the independent directors;

•	Be available for communications with our stockholders, as appropriate and in accordance with our policy on stockholder communications with our Board; and

•	Perform such other duties as may be established or delegated by the Chairman or our Board.

Board’s Role in Risk Oversight

Our management has the primary responsibility for identifying and managing our business risks, including by overseeing and implementing our enterprise risk management program. Our Board of Directors actively oversees potential risks and our risk management activities, including by discussing with management our risks and the management of such risks at meetings of the Board and its committees. Our Board of Directors also makes use of the independent understanding and knowledge of many of such risks possessed by our directors. Our Board of Directors regularly reviews our corporate strategy in light of the evolving nature of such risks and makes adjustments to that strategy when appropriate.

Our Board of Directors has also delegated risk oversight to each of its standing committees within their areas of responsibility. The Audit Committee assists our Board of Directors in its risk oversight function with regard to, among other things, our internal control over financial reporting, periodic filings, investment policy, procedures relating to the receipt and treatment of complaints, and policies and procedures designed to ensure adherence to applicable laws and regulations. The Compensation Committee assists our Board of Directors in its risk oversight function with regard to, among other things, assessing risk created by current and proposed compensation policies and practices for all of our employees. The Corporate Governance and Nominating Committee assists our Board of Directors in its risk oversight function with regard to, among other things, our management succession plans and related procedures, the agendas for our Board of Directors’ strategy sessions, and our compliance-related policies and practices that are not within the purview of the Audit Committee or are referred to the committee by our Board.

Our management assessed our compensation policies and practices on a company-wide basis to determine if such programs of practices create undesirable or unintentional risks of a material nature. Based on such assessment, our management concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company.

Annual Performance Evaluations and Assessment of Charters

Our Board of Directors, as well as each of its standing committees, conducts an annual self-evaluation, which includes a review of its performance and, in the case of each of the committees, an assessment of the adequacy and appropriateness of its charter. Our Board of Directors also reviews each of our directors. The Corporate Governance and Nominating Committee is responsible for overseeing this evaluation process, evaluating all standing committees and their charters and recommending to our Board of Directors any changes to our Board and the authority, charters, compositions and chairs of such committees.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to our directors and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller), and we have posted the text of the policy on our website (www.arenapharm.com) under “Investors – Corporate Governance.” To facilitate compliance with this policy, we periodically conduct a program of awareness, training and review. The Code of Business Conduct and Ethics complies with the applicable NASDAQ listing standards and SEC rules and regulations, and includes procedures for (i) the filing, receipt and treatment of complaints regarding suspected improper conduct by our employees, directors, collaborators, vendors and others associated with us and (ii) the confidential, anonymous submission by employees of concerns regarding any matter covered by the policy. In addition, we intend to promptly disclose (i) the date and nature of any amendment to the policy that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of the policy that is granted to one of these specified individuals that relates to one or more of the elements of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, the name of such person who is granted the waiver and the date of the waiver on our website and, as applicable, in filings on Form 8-K in the future.

Non-employee Director Meetings

Our independent directors meet in regularly scheduled executive sessions without management. These executive sessions occur in conjunction with regularly scheduled meetings of our Board of Directors and its standing committees and otherwise as needed.

Director Meeting Attendance

Our Board of Directors held seven meetings during the fiscal year ended December 31, 2010. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings held by all committees of our Board on which such director served, in each case during the periods in which he or she served. In addition to regularly scheduled meetings, the directors participate in a considerable number of telephone interactions, including telephone calls among the independent directors and Mr. Lief, and other communications with each other and our executive officers, as well as with our independent auditors and external advisors, such as legal counsel, consultants and investment bankers.

As stated in our Board of Directors’ Corporate Governance Guidelines, our directors are encouraged to attend our annual meetings of stockholders. Eight out of our then ten directors attended our 2010 annual meeting of stockholders.

Board Standing Committees

The standing committees of our Board of Directors are the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. All of the standing committees of our Board of Directors are comprised entirely of independent directors. The chairs of the standing committees are appointed by our Board of Directors and may change in the future. Our Board of Directors has no set policy for rotation of committee members or chairs, but it annually reviews committee composition and chair positions, seeking the appropriate blend of continuity and fresh perspectives on the committees.

Pursuant to their charters, each of the committees is authorized to access, at our expense, such internal and external resources as the particular committee deems necessary or appropriate to fulfill its defined responsibilities. Each committee has sole authority to approve fees, costs and other terms of engagement of such outside resources.

Below is a chart showing the composition of the standing committees of our Board of Directors as of March 31, 2011.

Member	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee

Donald D. Belcher

Scott H. Bice

Harry F. Hixson, Jr., Ph.D.

Tina S. Nova, Ph.D.

Phillip M. Schneider

Christine A. White, M.D.

Randall E. Woods

= Committee member

= Committee chair

Audit Committee

The Audit Committee’s responsibilities include:

(i)	selecting and evaluating the performance of our independent auditors;

(ii)	reviewing the scope of the audit to be conducted by our independent auditors, as well as the results of their audit, and approving audit and non-audit services to be provided by them;

(iii)	reviewing and assessing our financial reporting activities, including our periodic reports, and the accounting standards and principles followed;

(iv)	reviewing the organization and scope of our internal system of financial controls and reporting;

(v)	reviewing and assessing our guidelines and policies with respect to risk assessment and management, our tax strategy and our investment policy;

(vi)	reviewing and approving related-party transactions; and

(vii)	overseeing our Code of Business Conduct and Ethics and our Policy on Filing, Receipt and Treatment of Complaints.

Our Board of Directors has determined that each of the Audit Committee members meets the independence and experience requirements included in the applicable NASDAQ listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our Board of Directors has also determined that Mr. Schneider, the Chair of the Audit Committee, is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.arenapharm.com. The Audit Committee held seven meetings in 2010. The Audit Committee’s report is set forth below under “Audit Committee Report.”

Compensation Committee

The Compensation Committee’s responsibilities include:

(i)	reviewing, modifying and approving our overall compensation strategy and policies;

(ii)	assessing risk created by current and proposed compensation policies and practices for all of our employees;

(iii)	reviewing and approving corporate and individual performance goals relevant to the compensation of our executive officers;

(iv)	evaluating and recommending to our Board of Directors compensation plans and programs for us, as well as modifying or terminating existing plans and programs;

(v)	reviewing and approving compensation and benefits for our non-employee directors and executive officers, and making recommendations to our Board of Directors regarding these matters;

(vi)	authorizing and approving equity grants under our equity compensation plans; and

(vii)	overseeing preparation and review of the committee’s report and the compensation discussion and analysis included in our proxy statement.

Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at www.arenapharm.com. Mr. Bice is the Chair of the Compensation Committee. The Compensation Committee held seven meetings in 2010. The Compensation Committee’s report is set forth below under “Compensation Committee Report.”

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee’s responsibilities include:

(i)	recommending guidelines to our Board of Directors for our corporate governance, including the structure and function of our Board and its committees and our management;

(ii)	reviewing and approving a management succession plan and related procedures;

(iii)	making recommendations regarding the agenda for our Board of Directors’ strategy discussions;

(iv)	overseeing compliance related policies and practices that are not within the purview of the Audit Committee or are referred by our Board of Directors;

(v)	establishing criteria for membership on our Board of Directors;

(vi)	identifying, evaluating, reviewing and recommending to our Board of Directors qualified candidates to serve on our Board;

(vii)	making recommendations to our Board of Directors regarding the appointment of officers;

(viii)	serving as a focal point for communications between director candidates, non-committee directors and management; and

(ix)	reviewing and assessing the performance of our Board of Directors and each of its committees.

The Corporate Governance and Nominating Committee uses many sources to identify potential director candidates, including the network of contacts among our directors, officers and other employees, and may engage outside consultants and recruiters in this process. As set forth below under “Stockholder Director Recommendations,” the Corporate Governance and Nominating Committee will consider director candidates recommended by our stockholders.

The Corporate Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to understand basic financial statements. In considering candidates for director, the Corporate Governance and Nominating Committee will consider all relevant factors, which may include, among others, the candidate’s experience and accomplishments, the relevance of such experience to our business, the availability of the candidate to devote sufficient time and attention to our company, the candidate’s reputation for integrity and ethics and the candidate’s ability to exercise sound business judgment. Director candidates are reviewed in the context of the then current composition of our Board of Directors, our requirements and the interests of our stockholders. In conducting this assessment, our Board of Directors considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of our Board of Directors and our company, to maintain a balance of knowledge, experience and capability. Our Board of Directors believes that its membership should reflect diversity in a broad sense that includes such things as differences of viewpoint, background, professional experience, expertise, education, skills, specialized knowledge, and other individual qualities and attributes. In the case of incumbent directors whose terms of office are set to expire, when determining whether such directors should be nominated for reelection, our Board of Directors reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any relationships and transactions that might impair such directors’ independence. In the case of new director candidates, our Board of Directors also determines whether the nominee is independent for NASDAQ purposes. The Corporate Governance and Nominating Committee retains the right to modify these qualifications from time to time.

The Corporate Governance and Nominating Committee recommended the nominations of each of the directors nominated for election at our 2011 Annual Meeting.

Our Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on our website at www.arenapharm.com. Dr. White is the Chair of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee held three meetings in 2010.

Stockholder Director Recommendations

The Corporate Governance and Nominating Committee will consider director candidates recommended by our stockholders. A candidate must be highly qualified and be willing and expressly interested in serving on our Board of Directors. To be considered by the Corporate Governance and Nominating Committee, a stockholder recommendation for director candidates for an annual meeting of stockholders must be received by the committee by December 31 of the year before such annual meeting. A stockholder who wishes to recommend a candidate for the Corporate Governance and Nominating Committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to Corporate Secretary, Arena Pharmaceuticals, Inc., 6166 Nancy Ridge Drive, San Diego, California 92121. Submissions must include a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. This procedure does not affect the deadline for submitting other stockholder proposals for inclusion in the proxy statement, nor does it apply to questions a stockholder may wish to ask at an annual meeting. Additional information regarding submitting stockholder proposals is set forth in our Bylaws. Stockholders may request a copy of the bylaw provisions relating to stockholder proposals from our Corporate Secretary.

Stockholder Communications with our Board of Directors

Our Board of Directors has a formal process by which stockholders may communicate with our Board or any of our directors or officers. Stockholders who wish to communicate with our Board of Directors or any of our directors or officers may do so by sending written communications addressed to such person or persons in care of Corporate Secretary, Arena Pharmaceuticals, Inc., 6166 Nancy Ridge Drive, San Diego, California 92121. All such communications will be compiled by our Corporate Secretary and submitted to the addressees on a periodic basis. If our Board of Directors modifies this process, we will post the revised process on our website.

Compensation Committee Interlocks and Insider Participation

Messrs. Belcher, Bice and Woods and Drs. Hixson, Nova and White each served on the Compensation Committee for at least part of 2010, and the committee currently consists of Messrs. Belcher, Bice and Woods and Dr. Nova. No director serving on the Compensation Committee during any part of 2010 was, at any time during or before such fiscal year, one of our employees. None of our executive officers served during any part of 2010 as a member of the board of directors or compensation committee of any other entity that had one or more of its executive officers serving as members of our Board of Directors or its Compensation Committee.

Certain Relationships and Related Transactions

Except for the compensation arrangements between us and our executive officers and directors described below under “Compensation Discussion and Analysis,” since January 1, 2010, we have not been a party to any transactions involving more than $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock or any immediate family member of the foregoing has a direct or indirect material interest, nor are any such transactions currently proposed.

The Audit Committee’s charter requires that it reviews and approves any related-party transactions. In considering related-party transactions, the Audit Committee considers the relevant available facts and circumstances, including, but not limited to, (i) the risks, costs and benefits to us, (ii) the impact on a director’s independence in the event the related party is a director, immediate family member of a director or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products, and (v) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. In determining whether to approve, ratify or reject a related-party transaction, the Audit Committee evaluates whether, in light of known circumstances, the transaction is in, or is not inconsistent with, our best interests and those of our stockholders.

Advisory Vote on Executive Compensation (Proposal 2)

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are now entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers subject to the vote is disclosed in the “Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles, aligned with our stockholders’ interests and consistent with current market practices. Compensation of our named executive officers is intended to enhance stockholder value by attracting, motivating and retaining qualified individuals to perform at the highest of professional levels and to contribute to our growth and success.

We urge stockholders to read the “Compensation Discussion and Analysis,” as well as the related compensation tables and narrative, that begins on page 20 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Our Board of Directors and the Compensation Committee believe that our compensation policies and practices are effective in implementing our compensation philosophy and in helping us achieve our strategic goals.

Accordingly, our Board of Directors is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to Arena Pharmaceuticals, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on us or our Board of Directors. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to us and our Board of Directors and, accordingly, our Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

Advisory Vote on the Frequency of Solicitation of

Advisory Stockholder Approval of Executive Compensation (Proposal 3)

The Dodd-Frank Act and Section 14A of the Exchange Act also enable our stockholders to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statements. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote every year, every two years or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, our Board of Directors recommends that the stockholders select a frequency of every year.

After careful consideration, our Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for us at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While our executive compensation program is designed to promote a long-term connection between pay and performance, our Board of Directors recognizes that executive compensation disclosures are made annually. Our Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. However, stockholders should note that because the advisory vote on executive compensation occurs well into the compensation year, and because the different elements of our executive compensation program are designed to operate as part of an integrated program, it may not be appropriate or feasible to modify our executive compensation program in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

We understand that our stockholders may have different views as to what is the best approach for us, and we look forward to hearing from our stockholders on this proposal.

Accordingly, our Board of Directors is asking stockholders to indicate their preferred voting frequency by voting for every year, every two years or every three years.

While our Board of Directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our executive officer compensation practices should be held every year, every two years or every three years. The option among those choices that receives the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting will be deemed to be the frequency preferred by the stockholders.

Our Board of Directors and the Compensation Committee value the opinions of our stockholders in this matter, and, to the extent there is any significant vote in favor of one frequency over the other options, our Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on us or our Board of Directors, our Board may decide that it is in the best interests of our stockholders that we hold an advisory vote on executive compensation more or less frequently than the option preferred by our stockholders. The vote will not be construed to create or imply any change or addition to our fiduciary duties or those of our Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR “EVERY YEAR” AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

Compensation and Other Information

Concerning Executive Officers, Directors and Certain Stockholders

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 31, 2011, by:

•	Each person, group or entity who is the beneficial owner of 5% or more of our common stock;

•	Each director and nominee for director;

•	Our Named Executive Officers; and

•	All directors and executive officers as a group.

Unless otherwise indicated in the footnotes below, the address for the beneficial owners listed in this table is in care of Corporate Secretary, Arena Pharmaceuticals, Inc., 6166 Nancy Ridge Drive, San Diego, California 92121. This table is based on information supplied by executive officers, directors and principal stockholders and Schedules 13D, 13G and other filings made with the SEC on or before March 31, 2011. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that the stockholders named in this table have sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 133,744,281 shares of common stock outstanding on March 31, 2011, as adjusted as required by the rules promulgated by the SEC. This table includes shares issuable pursuant to warrants, Series C Convertible Preferred Stock, or Series C Stock, stock options and other rights to purchase shares of our common stock exercisable within 60 days of March 31, 2011.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Total
Wellington Management Company, LLP (1)	14,443,111	10.80%
Deerfield Capital, L.P. and affiliates (2)	13,581,275	9.98%
BlackRock Inc. (3)	7,548,296	5.64%
Jack Lief (4)	1,441,670	1.07%
Dominic P. Behan, Ph.D. (5)	784,448	*
Steven W. Spector, J.D. (6)	399,233	*
Harry F. Hixson, Jr., Ph.D. (7)	268,206	*
William R. Shanahan, Jr., M.D., J.D. (8)	245,000	*
Robert E. Hoffman (9)	243,981	*
Donald D. Belcher (10)	228,196	*
Christine A. White, M.D. (11)	148,164	*
Scott H. Bice (12)	113,190	*
Phillip M. Schneider (13)	103,720	*
Tina S. Nova, Ph.D. (14)	95,000	*
Randall E. Woods (15)	94,720	*
All directors and executive officers as a group (13 persons) (16)	4,283,404	3.13%

*	Less than one percent

(1)	The principal business office of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(2)

As of March 31, 2011, subject to the limitation set forth in the below paragraph, Deerfield Capital, L.P. and affiliates own, or have rights to purchase within 60 days of March 31, 2011, shares of our common stock, as follows: (a) for Deerfield Private Design Fund, L.P., 2,297,166 shares of common stock underlying warrants that are exercisable within 60 days of March 31, 2011, 2,047,518 shares of common stock underlying shares of Series C Stock that are convertible within 60 days of March 31, 2011, and 1,894,272 shares of outstanding common stock; (b) for Deerfield Private Design International, L.P., 3,700,655 shares of common stock underlying warrants that are exercisable within 60 days of March 31, 2011, 3,298,482 shares of common stock underlying shares of Series C Stock that are convertible within 60 days of March 31, 2011, and 3,051,605 shares of outstanding common stock; (c) for Deerfield Partners, L.P., 2,699,019 shares of common stock underlying warrants that are exercisable within 60 days of March 31, 2011, 2,405,700 shares of common stock underlying shares of Series C Stock that are convertible within 60 days of March 31, 2011, and 2,223,096 shares of outstanding common stock; (d) for Deerfield International Limited, 4,116,686 shares of common stock underlying warrants that are exercisable within 60 days of March 31, 2011, 3,669,300 shares of common stock underlying shares of Series C Stock that are convertible within 60 days of March 31, 2011, and 3,397,219 shares of outstanding common stock; (e) for Deerfield Special Situations Fund, L.P., 287,895 shares of common stock underlying warrants that are exercisable within 60 days of March 31, 2011, 256,608 shares of common stock underlying shares of Series C Stock that are convertible within 60 days of March 31, 2011, and 237,883 shares of outstanding common stock; and (f) for Deerfield Special Situations Fund International Limited, 529,989 shares of common stock underlying warrants that are exercisable within 60 days of March 31, 2011, 472,392 shares of common stock underlying shares of Series C Stock that are convertible within 60 days of March 31, 2011, and 436,555 shares of outstanding common stock.

James E. Flynn has the power to vote or dispose of the shares held by these entities, and, therefore, may be deemed to beneficially own these shares. Mr. Flynn and these entities disclaim beneficial ownership of our common stock that exceeds 9.98% of our outstanding common stock. Under the terms of the warrants held by these entities, as well as the provisions of our Series C Stock, the number of shares of our common stock that may be acquired upon any exercise of the warrants or conversion of our Series C Stock is limited so that, following such exercise or conversion, the total number of shares of our common stock then beneficially owned by the applicable stockholder, together with its affiliates and any other persons or entities whose beneficial ownership of our common stock would be aggregated with such stockholder for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the SEC, cannot exceed 9.98% of the total number of shares of our common stock then issued and outstanding. The number of shares included in the table as being beneficially owned by all such persons, and the related percentage ownership, reflects the foregoing limitation. The principal business office of Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., Deerfield Private Design Fund, L.P. and James E. Flynn is 780 Third Avenue, 37th Floor, New York, New York 10017. The principal business office of Deerfield International Limited, Deerfield Private Design International, L.P. and Deerfield Special Situations Fund International Limited is c/o Citi Hedge Fund Services (B.V.I.), Bison Court, P.O. Box 3460, Road Town, Tortola, British Virgin Islands.

(3)	The principal business office of BlackRock Inc. is 40 East 52nd Street, New York, NY 10022.

(4)	Includes 945,538 shares issuable to Mr. Lief upon the exercise of stock options that are exercisable within 60 days of March 31, 2011.

(5)	Includes 361,448 shares issuable to Dr. Behan upon the exercise of stock options that are exercisable within 60 days of March 31, 2011.

(6)	Includes 340,000 shares issuable to Mr. Spector upon the exercise of stock options that are exercisable within 60 days of March 31, 2011.

(7)	Includes 178,206 shares issuable to Dr. Hixson upon the exercise of stock options that are exercisable within 60 days of March 31, 2011.

(8)	Includes 245,000 shares issuable to Dr. Shanahan upon the exercise of stock options that are exercisable within 60 days of March 31, 2011.

(9)	Includes 185,000 shares issuable to Mr. Hoffman upon the exercise of stock options that are exercisable within 60 days of March 31, 2011.

(10)	Includes 178,196 shares issuable to Mr. Belcher upon the exercise of stock options that are exercisable within 60 days of March 31, 2011.

(11)	Includes 128,164 shares issuable to Dr. White upon the exercise of stock options that are exercisable within 60 days of March 31, 2011.

(12)	Includes 108,290 shares issuable to Mr. Bice upon the exercise of stock options that are exercisable within 60 days of March 31, 2011.

(13)	Includes 93,720 shares issuable to Mr. Schneider upon the exercise of stock options that are exercisable within 60 days of March 31, 2011.

(14)	Includes 95,000 shares issuable to Dr. Nova upon the exercise of stock options that are exercisable within 60 days of March 31, 2011.

(15)	Includes 93,720 shares issuable to Mr. Woods upon the exercise of stock options that are exercisable within 60 days of March 31, 2011.

(16)	Includes 3,066,032 shares issuable upon the exercise of stock options held by our current directors and executive officers and Mr. Hoffman that are exercisable within 60 days of March 31, 2011.

Executive Officers

Our executive officers are appointed by our Board of Directors and serve at the discretion of our Board. The following table sets forth information as of March 31, 2011 regarding our executive officers.

Name	Age	Position
Jack Lief	65	Chairman, President and Chief Executive Officer
K.A. Ajit-Simh	58	Senior Vice President, Quality & Regulatory Compliance
Dominic P. Behan, Ph.D.	47	Senior Vice President and Chief Scientific Officer
William R. Shanahan, Jr., M.D., J.D.	62	Senior Vice President and Chief Medical Officer
Steven W. Spector, J.D.	46	Senior Vice President, General Counsel and Secretary

See “Election of Directors (Proposal 1)” for biographical information regarding Mr. Lief and Dr. Behan, who are also directors nominated for reelection at our 2011 Annual Meeting.

K.A. Ajit-Simh has served as our Senior Vice President, Quality & Regulatory Compliance since December 2010. Mr. Ajit-Simh served as our Vice President, Quality & Regulatory Compliance from July 2010 to December 2010, and as our Vice President, Quality Systems from January 2004 to July 2010. Mr. Ajit-Simh provided quality and regulatory compliance services to several companies in the United States and internationally from 1999 to 2003. Mr. Ajit-Simh held various positions of increasing responsibility at Cytel Corporation, a biotechnology company, from 1992 to 1999; Abbott BioTech, a health products company and subsidiary of Abbott Laboratories, from 1989 to 1991; Baxter Healthcare, a health products company, from 1986 to 1989; and Mallinckrodt Inc., a pharmaceutical/chemical company, from 1975 to 1985. In addition, Mr. Ajit-Simh has been an instructor at the University of California, San Diego since 1994, teaching classes in regulatory compliance and quality control/assurance. Mr. Ajit-Simh also teaches courses in Good Manufacturing Practices and Advanced Quality Control and Assurance at San Diego State University as part of the graduate program in Regulatory Affairs. Mr. Ajit-Simh received a B.Sc. degree in Biology and Chemistry from Bangalore University and an M.S. in Cell Biology from St. Louis University.

William R. Shanahan, Jr., M.D., J.D., has served as our Senior Vice President and Chief Medical Officer since June 2010. Dr. Shanahan served as our Vice President and Chief Medical Officer from March 2004 to June 2010. Dr. Shanahan served as Chief Medical Officer for Tanox, Inc., a biopharmaceutical company, from 2000 to March 2004; in various positions at Isis Pharmaceuticals, Inc., a biopharmaceutical company, from 1994 to 2000, most recently as Vice President, Drug Development; as Director, Clinical Research for Pfizer Central Research, a pharmaceutical company, from 1989 to 1994; and in various positions at Searle Research & Development, a pharmaceutical company subsequently acquired by Pfizer, from 1986 to 1989, most recently as Director, Clinical Research. Dr. Shanahan holds an A.B. from Dartmouth College, an M.D. from the University of California, San Francisco and a J.D. from Loyola University, Chicago.

Steven W. Spector, J.D., has served as our Senior Vice President and General Counsel since June 2004. Mr. Spector served as our Vice President and General Counsel from October 2001 to June 2004. Mr. Spector has also served as our Secretary since November 2001. Prior to joining Arena, Mr. Spector was a partner with the law firm of Morgan, Lewis & Bockius LLP, where he worked from 1991 to October 2001. Mr. Spector was our outside corporate counsel from 1998 to October 2001. Mr. Spector holds a B.A. and a J.D. from the University of Pennsylvania.

Compensation Discussion and Analysis

This section provides an overview and analysis of our executive officer compensation program and policies, material compensation decisions we have made under such program and policies, and material factors that we considered in making those decisions. Later in this proxy statement, you will find a series of tables containing specific information about the compensation earned or paid in 2010 to the following individuals, whom we refer to as our Named Executive Officers: Messrs. Lief and Spector, Drs. Behan and Shanahan and our former Vice President, Finance and Chief Financial Officer, Mr. Hoffman. Mr. Hoffman resigned as one of our employees on March 15, 2011. The below discussion is intended to help you understand the detailed information provided in those tables and to put that information into context with our overall executive officer compensation program.

Executive Summary

Our compensation program is intended to align our executive officers’ interests with those of our stockholders by incentivizing and rewarding performance. In line with this pay-for-performance philosophy, the total compensation received by our Named Executive Officers will vary based on individual and corporate performance, including as measured against annual goals that are pre-established by the Compensation Committee. Our Named Executive Officers’ total compensation is comprised of base salary, performance-based cash incentives and stock-based compensation.

In early 2010, the Compensation Committee determined to place more emphasis on cash incentives and stock-based compensation in order to more closely link executive compensation to corporate and individual performance, including as measured against pre-established goals, than to base salary. Consistent with this approach and as described below, in early 2010, the Compensation Committee did not increase the base salaries of our Named Executive Officers and granted our Named Executive Officers, with the exception of Mr. Lief, a higher number of options in 2010 than they received in 2009. In the case of Mr. Lief, the Compensation Committee determined to grant him a lower number of options than in the 2009 based, in part, on our stock performance.

In 2010, we achieved some significant goals, including the acceptance by the US Food and Drug Administration, or FDA, of our New Drug Application, or NDA, for lorcaserin, our entry into a collaborative agreement for the potential commercialization of lorcaserin in the United States, and our announcement of positive results of our lorcaserin BLOOM-DM (Behavioral modification and Lorcaserin for Overweight and Obesity Management in Diabetes Mellitus) trial. However, we did not achieve our goal of obtaining FDA approval of our lorcaserin NDA in 2010. In determining cash incentive awards for 2010, the Compensation Committee sought to balance, among other things, their desire to reward the achievement of the majority of our pre-established 2010 goals and to retain and motivate our Named Executive Officers, on the one hand, and our failure to obtain FDA approval of lorcaserin in 2010, our stock performance and our financial condition, on the other hand. Accordingly, in early 2011, the Compensation Committee determined to pay our Named Executive Officers cash incentive awards for achieving pre-established goals, but in amounts that were less than such individuals would have received if the grants were based solely on goal achievement percentages. In addition, in the case of Mr. Lief, the Compensation Committee determined to further reduce his cash incentive award due to his role and responsibilities as our President and Chief Executive Officer. As a result of his reduced incentive award, together with the grant of the above-described options to him, Mr. Lief’s total compensation in 2010 was lower that it was in 2009.

The Compensation Committee believes that its decisions for 2010 compensation are consistent with its pay-for-performance philosophy.

Executive Officer Compensation Philosophy, Objectives and Development

We believe that the performance of our executive officers has the potential to significantly impact our ability to achieve our corporate goals. We, therefore, place considerable importance on the design and administration of our executive officer compensation program. This program is intended to enhance stockholder value by attracting, motivating and retaining qualified individuals to perform at the highest of professional levels and to contribute to our growth and success. Accordingly, our executive officer compensation program is designed to provide executive officers with compensation opportunities that are tied to individual and our overall corporate performance. Each executive officer’s compensation package is comprised of three key elements: (i) base salary, (ii) performance-based cash incentives and (iii) stock-based compensation. Our executive officers are also entitled to health and welfare benefits, and, as described below, certain of them may be entitled to receive additional benefits upon termination of their employment. These additional elements of executive compensation, together with the three key elements, are intended to align the interests of our executive officers with those of our stockholders.

Our compensation packages are also designed to be competitive in our industry. The Compensation Committee may consult with compensation consultants, legal counsel and other advisors in designing our compensation program, including in evaluating the competitiveness of individual compensation packages and in relation to our corporate goals. In such evaluation, the Compensation Committee periodically reviews and analyzes executive officer compensation provided by other companies in our industry.

Our overall compensation philosophy in recent years has been to pay our executive officers annual base salary that was at approximately the median level relative to a selected peer group of companies and to provide opportunities, through cash and equity incentives, to provide above the median total compensation relative to our peer group if we satisfied certain key performance goals. In 2010, the Compensation Committee decided to not increase base salaries for executive officers and to rely more on cash incentive compensation and stock-based incentives to encourage superior performance. The main principles of our compensation strategy include the following:

•	Compensation decisions are driven by a pay-for-performance philosophy;

•	Compensation should reflect individual and corporate performance; and

•	Higher than median compensation can be earned through an executive officer’s and the company’s extraordinary performance.

As part of the process for setting executive compensation, our Chief Executive Officer provides the Compensation Committee with his performance assessments of the company and our executive officers. He also recommends to the Compensation Committee base salaries, cash incentive opportunities, cash incentive awards and stock-based compensation for executive officers other than himself. The Compensation Committee can accept, reject or modify such recommendations in its discretion. The Compensation Committee also considers the recommendations and views of its independent consultant, peer company data, Southern California and national industry compensation surveys, and factors such as the past, current and expected contributions of each executive officer, our corporate performance, global economic conditions, the mix of compensation that would be most appropriate for each executive officer and the executive officer’s particular responsibilities, experience, level of accountability and decision authority.

While the Compensation Committee meets regularly in executive session, various members of management, including our Chief Executive Officer, and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. Our General Counsel attends meetings of the Compensation Committee as the Secretary. Our Chief Executive Officer is not present during any deliberations or determinations of the Compensation Committee regarding his compensation.

In developing our 2010 executive compensation program, the Compensation Committee considered our success in meeting key pre-established goals, the importance of keeping our executive officers focused on current and future goals that the committee believes will increase stockholder value and our stock performance and financial condition.

The Compensation Committee has retained Frederic W. Cook & Co., Inc., as its independent compensation consultant from time to time since 2003 to advise it regarding compensation matters, including our compensation programs for directors and executive officers. The Compensation Committee retained such consultant near the end of 2009 to assist in reviewing the public company executive pay landscape more generally and specific elements of our executive officer compensation in relation to emerging legislative, regulatory and governance trends. The Compensation Committee again retained this consultant near the end of 2010 to assist in reviewing (i) the competitiveness and structure of the compensation program for our executive officers and (ii) recent legislative and regulatory changes and governance trends affecting executive compensation.

The compensation consultant’s findings and recommendations regarding compensation have been based in part on market data from a “peer” group of biotechnology and biopharmaceutical companies, which changes from time to time based on corporate developments, including clinical and commercial progress, affecting us and other companies in our industry. The Compensation Committee selects the peer group in consultation with its compensation consultant and other members of the Board of Directors, including our Chief Executive Officer, and taking into account our and the selected companies’ development stages and market capitalizations.

Around the end of 2008, the Compensation Committee updated our peer group for compensation purposes. This 2008 peer group consisted of the following companies: Cell Genesys, Inc., Dendreon Corporation, Dyax Corp., Enzo Biochem, Inc., Enzon Pharmaceuticals, Inc., Exelixis, Inc., Geron Corporation, Human Genome Sciences, Inc., Infinity Pharmaceuticals, Inc., InterMune, Inc., Isis Pharmaceuticals, Inc., Lexicon Pharmaceuticals, Inc., Medarex, Inc., The Medicines Company, Noven Pharmaceuticals, Inc., Progenics Pharmaceuticals, Inc., Theravance, Inc., and XOMA Ltd. The Compensation Committee referred to the 2008 peer group, as well as other data provided by its compensation consultant, in determining the 2010 cash compensation and 2010 option awards for our executive officers.

Elements of Our Compensation Program

1. Base Salary

Our general philosophy and practice has been to target annual base salaries to be at approximately the market median of our peer group for executive officers having similar responsibilities, but the salary for any particular executive officer may be higher or lower than the market median depending on such factors as the individual’s overall mix of base salary, performance-based cash incentives and stock-based compensation, the individual’s historical base salary, the individual’s experience and background, the individual’s past performance and expected future contribution, the movement of base salaries in the marketplace, and our corporate performance during the prior year. The purpose of base salary is to provide fixed compensation to attract and retain an employee with the qualifications desired for the particular position.

In determining our Named Executive Officers’ base salaries in 2010, the committee considered its compensation consultant’s views and our overall corporate performance, stock performance, financial condition, and Chief Executive Officers’ recommendation to not increase the base salaries of our executive officers. As set forth in the below “Summary Compensation Table,” the Compensation Committee determined to not increase the base salaries of any of our executive officers, including our Named Executive Officers, for 2010. The Compensation Committee’s rationale for not raising base salaries was to place more emphasis on cash incentives and stock-based compensation in order to more closely link executive compensation to corporate and individual performance, including as measured against pre-established goals.

2. Performance-based cash incentives

In early 2010, the Compensation Committee approved the 2010 Annual Incentive Plan for our executive officers, and all of our executive officers participated in this cash incentive plan. Under this plan, each participant was assigned an incentive target that was expressed as a percentage of annual base salary, and the participant’s actual incentive award was based on the level of achievement of pre-established corporate and individual goals, the quality of such achievement and the relative weighting of the goals. All participants had the same corporate goals, which we believed would align the interests of our executive officers with one another and with our stockholders. Corporate and individual goals were intended to reflect a mix of short- and long-term performance objectives. The corporate and individual goals were approved by the Compensation Committee after taking into account the views and recommendations of other members of our Board of Directors, including our Chief Executive Officer.

The following table lists our Named Executive Officers, their incentive targets under the 2010 Annual Incentive Plan expressed as a percentage of their annual base salaries, and the relative weighting assigned to corporate and individual goals:

		Relative Weighting
Named Executive Officer	Incentive Target	Corporate Goals	Individual Goals
Jack Lief	55%	75%	25%
Robert E. Hoffman	40%	60%	40%
Dominic P. Behan, Ph.D.	40%	60%	40%
William R. Shanahan, Jr., M.D., J.D.	40%	50%	50%
Steven W. Spector, J.D.	40%	60%	40%

For the 2010 Annual Incentive Plan, the Compensation Committee retained the incentive targets and relative weightings with respect to our Named Executive Officers that were included in the similar 2009 Annual Incentive Plan. In determining such incentive targets and relative weightings, the Compensation Committee considered its compensation consultant’s views, market data and individual performance and contribution. The weighting of corporate versus individual goals was intended to reflect the participants’ responsibilities for their individual areas and the company-wide functions. Mr. Lief’s goals were weighted more heavily to the corporate goals than any other of our Named Executive Officers due to his role in overseeing our company-wide functions as our President and Chief Executive Officer, and Dr. Shanahan’s goals were weighted more to his individual goals than the other Named Executive Officers due to his significant role in the development of our drug candidates as our Senior Vice President and Chief Medical Officer. Our other Named Executive Officers’ goals were weighted more heavily to the corporate goals as their responsibilities involved company-wide functions more than any individual area and to more closely tie their compensation to corporate achievements.

Corporate Goals

Our 2010 corporate goals and the weighting and achievement of such goals are described as follows:

Corporate Goals	Weighting	Achievement
Advancement of lorcaserin consistent with internal timeline, including favorable regulatory review	50%	20%
End 2010 with cash balance consistent with our plan and budget	10%	10%
Establish new collaborations	25%	25%
Management of expenditures and appropriate financial controls and reporting	10%	10%
Advancement of earlier-stage research programs	5%	5%

Total	100%	70%

In determining the achievement of our 2010 corporate goals, the Compensation Committee considered (i) the FDA’s acceptance of our lorcaserin NDA; (ii) the positive results of our BLOOM-DM trial; (iii) the favorable FDA inspection of our Swiss manufacturing facility; (iv) the unfavorable outcome of the FDA advisory panel regarding our lorcaserin NDA; (v) the FDA’s issuance of the Complete Response Letter for the NDA; (vi) our year-end financial condition; (vii) our entry into the manufacturing and supply agreement with Eisai Inc., or Eisai, for the potential commercialization of lorcaserin in the United States and its territories and possessions; (viii) our management of expenditures and cash balance in line with our Board-approved plan; (ix) our financial controls and reporting, including with regard to our Swiss subsidiary, Arena Pharmaceuticals GmbH, or Arena GmbH; and (x) our advancement of earlier-stage research programs, including our programs on APD334 (an internally discovered, orally available agonist of the S1P1 receptor intended for the treatment of a number of conditions related to autoimmune diseases, including multiple sclerosis) and cannabinoid receptor 2, or CB2, agonists (internally discovered, orally available agonists intended for the treatment of osteoarthritis and pain).

Individual Goals

Our 2010 goals for our Named Executive Officers and the weighting and achievement of such goals are described as follows:

Mr. Lief’s Goals	Weighting	Achievement
Interactions with investors and analysts and attendance at professional meetings	10%	10%
Establish a lorcaserin collaboration	20%	20%
Planning for potential commercialization activities	20%	20%
Communications with our Board of Directors	10%	10%
Management organization, reporting structure and succession planning	20%	20%
Oversight of Arena GmbH operations and integration	20%	20%

Total	100%	100%

In determining that Mr. Lief achieved all of his 2010 individual goals, the Compensation Committee considered (i) the quality and quantity of Mr. Lief’s interactions with investors and analysts and his attendance at professional meetings; (ii) our entry into the manufacturing and supply agreement with Eisai for the potential commercialization of lorcaserin; (iii) planning relating to the potential commercialization of lorcaserin; (iv) the quality and quantity of Mr. Lief’s communications with our Board of Directors; (v) activities related to our management organization, reporting structure and succession planning; and (vi) Mr. Lief’s efforts in overseeing the continued integration and operations of Arena GmbH.

Dr. Behan’s Goals	Weighting	Achievement
Advancement of earlier-stage research programs	40%	40%
Advancement of earlier-stage preclinical and clinical programs	20%	20%
Oversight of research and development budget	20%	20%
Exercise leadership to ensure that preclinical research and development goals are met	20%	20%

Total	100%	100%

In determining that Dr. Behan achieved all of his 2010 individual goals, the Compensation Committee considered (i) our advancement of earlier-stage research, preclinical and clinical programs, including our programs for APD334, CB2, APD811 (an internally discovered, orally available agonist of the prostacyclin receptor intended for the treatment of pulmonary arterial hypertension) and APD916 (an internally discovered, orally available histamine H3 inverse agonist intended for the treatment of narcolepsy with cataplexy); (ii) Dr. Behan’s oversight in keeping our research and development budget in line with our Board-approved plan; and (iii) Dr. Behan’s leadership in ensuring that our preclinical research and development goals were met.

Mr. Hoffman’s Goals	Weighting	Achievement
Establishment of financial and administrative processes and capabilities relating to potential commercialization activities	20%	20%
Restructuring of finance and administration departments in preparation of potential commercialization activities	20%	20%
Presentations at four investor conferences	10%	0%
Planning and progress relating to our information technologies, or IT, including enterprise resource planning	50%	50%

Total	100%	90%

In determining the achievement of Mr. Hoffman’s 2010 individual goals, the Compensation Committee considered (i) Mr. Hoffman’s efforts relating to establishing financial and administrative processes and capabilities to support potential commercialization activities, including by attending relevant training; (ii) staffing and responsibility changes in the finance and administration departments to support potential commercialization activities; (iii) Mr. Hoffman’s presentations at three, instead of four, investor conferences, and (iv) Mr. Hoffman’s efforts relating to IT and enterprise resource planning.

Dr. Shanahan’s Goals	Weighting	Achievement
Advancement of lorcaserin consistent with internal timeline, including favorable regulatory review and interactions, performance of activities in support of the lorcaserin NDA and planning relating to European regulatory submission	75%	45%
Progress with our other earlier-stage research, preclinical and clinical programs	15%	15%
Regulatory compliance for preclinical and clinical programs	5%	5%
Staffing of our clinical development group	5%	5%

Total	100%	70%

In determining the achievement of Dr. Shanahan’s 2010 individual goals, the Compensation Committee considered (i) the FDA’s acceptance of our lorcaserin NDA, our responsiveness to FDA queries and planning related to potential commercialization activities; (ii) the unfavorable outcome of the FDA advisory panel regarding our lorcaserin NDA; (iii) the status of our plans relating to European regulatory submission for approval of lorcaserin; (iv) the progress of other earlier-stage research, preclinical and clinical programs, including our APD334, APD811 and APD916 programs; (v) our compliance with regulations for preclinical and clinical programs; and (vi) the appropriateness of the staffing of our clinical development group.

Mr. Spector’s Goals	Weighting	Achievement
Oversight of compliance, ethics and corporate governance	25%	25%
Conflict and intellectual property management	25%	25%
Counseling our CEO and Board of Directors on significant corporate matters	25%	25%
Development and implementation of corporate strategy	25%	25%

Total	100%	100%

In determining that Mr. Spector achieved all of his 2010 individual goals, the Compensation Committee considered (i) Mr. Spector’s oversight and development of employee policies, compliance programs and employee training; (ii) Mr. Spector’s efforts relating to litigation and other disagreements with third parties and intellectual property freedom to operate issues; (iii) Mr. Spector’s efforts in counseling Mr. Lief and our Board of Directors on significant corporate matters, and his role in various corporate transactions, including our entry into the manufacturing and supply agreement with Eisai for the potential commercialization of lorcaserin; and (iv) the continued development and implementation of our corporate strategy related to potential commercialization activities.

Difficulty of Goal Achievement and Actual Payments Under 2010 Annual Incentive Plan

The threshold level of aggregate goal achievement under the 2010 Annual Incentive Plan for each executive officer was 50%, below which no incentive award would be paid to the executive officer. This threshold was established to ensure that no awards would be paid if the results achieved were significantly below the incentive target. The Compensation Committee sets goals that it believes will be difficult for our executive officers to fully achieve. Consequently, achieving the target was only expected to occur if both corporate and individual performances against goals were high. By way of comparison and to illustrate the level of difficulty of goal achievement, the following tables provide the level of achievement for corporate goals and the individual goals of our Named Executive Officers for 2008 and 2009:

	Level of Goal Achievement
	2009	2008
Corporate Goals	87.5%	85%

Individual Goals	Level of Goal Achievement
	2009	2008
Jack Lief	100%	100%
Robert E. Hoffman	100%	83%
Dominic P. Behan, Ph.D.	70%	100%
William R. Shanahan, Jr., M.D., J.D.	100%	94%
Steven W. Spector, J.D.	100%	100%

With respect to the 2010 Annual Incentive Plan, each of our Named Executive Officers achieved more than the threshold percentage of goals under such plan, but received less than the target incentive award. The following table compares what the awards would have been under the plan if they were based only on percentages of goal achievement with the actual awards received:

Named Executive Officer	Award Based Only on Goal Achievement Percentages	Actual Award Received
Jack Lief	$294,113	$190,000
Robert E. Hoffman	$102,024	$94,176
Dominic P. Behan, Ph.D.	$131,200	$121,600
William R. Shanahan, Jr., M.D., J.D.	$99,960	$92,820
Steven W. Spector, J.D.	$123,000	$114,000

In granting awards that were lower than the amounts our Named Executive Officers would have received based only on the goal achievement percentages, the Compensation Committee sought to balance, among other things, their desire to reward the achievement of the majority of our pre-established 2010 goals and to retain and motivate our Named Executive Officers, on the one hand, and our failure to obtain FDA approval of lorcaserin in 2010, our stock performance and our financial condition, on the other hand. In addition, in the case of Mr. Lief, the Compensation Committee determined to further reduce his award due to his role and responsibilities as our President and Chief Executive Officer.

The below “Grants of Plan-Based Awards” table shows the threshold, target and maximum incentives that could have been earned under the 2010 Annual Incentive Plan, and the awards earned are included in the below “Summary Compensation Table.”

3. Stock-based compensation

We believe that equity grants provide our executive officers with the opportunity to share in increases, if any, in the value of our common stock and encourage their ownership in our company. We believe that equity grants reinforce a long-term interest in our corporate performance and directly motivate our executive officers to maximize long-term stockholder value. The equity grants also utilize vesting and, in the case of stock options, exercisability periods that encourage executive officers to continue working for us.

Stock Options

For 2010, the Compensation Committee granted our executive officers stock options, which are intended to foster the long-term perspective we believe is necessary for continued success. In determining the size and types of equity grants to executive officers, the Compensation Committee considered, among other things, the competitive peer group information and other comparative industry data provided by its compensation consultant, the number and type of equity awards granted to such individuals in prior years (including the performance-based restricted stock units that it awarded executive officers in 2007), equity available under our long-term incentive plan and desirable run rate and aggregate usage in the future, each executive officer’s ownership in our company, our corporate performance, each executive officer’s individual performance, role and responsibilities, the consequences of granting equity in light of the requirements to expense, for financial reporting purposes, the value of equity grants and the tax efficiency of various award types.

The Compensation Committee exercises discretion in determining the information it considers, as well as any weighting of particular information, in determining the equity awards. The ultimate determination of equity awards is made by the Compensation Committee after evaluating the information and areas of consideration described above in their totality.

The Compensation Committee’s overall objective in granting stock options to our Named Executive Officers in 2010 was to place such executive officers’ aggregate equity grants at around the median (as adjusted to reflect differences in market capitalization) of the stock-based incentive award levels in our peer group. In light of the fact that executive base salaries were not increased in 2010, and to more closely link executive compensation to corporate and individual performance, the Compensation Committee granted our executive officers, including our Named Executive Officers (other than Mr. Lief), a higher number of stock options than they were granted in 2009. Due to our stock performance at the time of the grants and consistent with our pay-for-performance philosophy, the number of options Mr. Lief received in 2010 was based on a formula that was designed to, absent extraordinary performance, keep his overall 2010 compensation lower than his overall 2009 compensation, which resulted in him receiving a lower stock option grant in 2010 than he received in 2009. The following table sets forth the number of stock options granted to our Named Executive Officers in 2009 and 2010:

	Shares Subject to Stock Options Granted in
Named Executive Officer	2010	2009
Jack Lief	144,750	180,000
Robert E. Hoffman	65,000	35,000
Dominic P. Behan, Ph.D.	100,000	60,000
William R. Shanahan, Jr., M.D., J.D.	65,000	40,000
Steven W. Spector, J.D.	100,000	60,000

Stock options provide for financial gain only if the price of our common stock increases above the exercise price, which is set at the closing price of our common stock on the date of grant as reported on the NASDAQ Global Select Market (or if there is no closing price on such date, on the last preceding date on which a closing price was reported). Stock options granted to employees under our 2009 Long-Term Incentive Plan generally vest 25% per year over four years after the date of grant and, once vested, are exercisable for up to 10 years from the date of grant. We believe that the vesting restrictions help retain executive officers and that the ability to exercise options up to 10 years from the grant date provides incentive for our executive officers to execute on our long-term business plan. We do not have a policy requiring our executive officers to hold equity beyond their vesting date.

We generally make stock option grants to continuing employees, including executive officers, on an annual basis. Our policy is to make such grants three trading days after our announcement of financial results for the prior year. In addition, we generally make an initial stock option grant to new employees on a preset day in the month following the employee’s date of hire.

All grants to executive officers require the approval of the Compensation Committee. The Compensation Committee may delegate authority to grant options to a committee of one or more members of our Board of Directors or one or more of our executive officers or a committee of our executive officers. The Compensation Committee has delegated to Mr. Lief the authority to grant up to an aggregate of 120,000 stock options to non-executive employees and consultants each quarter. It is the Compensation Committee’s policy for Mr. Lief to report to it any such stock option grants at its next regularly scheduled committee meeting following such grants.

2007 Performance-based Restricted Stock Unit Awards

For 2007, in addition to stock options, the Compensation Committee granted performance-based restricted stock unit awards to executive officers and other employees. These awards were designed to encourage, and compensate our executive officers and other employees for achieving, extraordinary results and to ensure that our executive officers and other employees are properly focused on specific drug development and commercialization initiatives that we believe will enhance long-term stockholder value. These awards provide executive officers and other employees until February 26, 2012 to achieve four specific drug development and strategic performance goals. A fixed number of awards will be earned for each milestone that is successfully achieved. Once earned, the awards will remain unvested until the performance period is complete. The awards that have been earned at February 26, 2012 will vest and be settled in shares of our common stock, with the holder receiving one share of common stock for each award earned and vested. Termination of employment prior to vesting will result in the forfeiture of any earned (as well as unearned) awards, except for limited circumstances such as termination due to death, disability or a change in control. As of March 31, 2011, the Compensation Committee has not determined that any of the four goals in the performance-based restricted stock unit awards have been achieved.

The awards represent the right to earn and receive a number of shares of common stock contingent upon us achieving the following specific goals:

(1)	Approval of lorcaserin by the FDA, which approval continues to be in effect on the applicable vesting date;

(2)	Net sales of lorcaserin by us or, if applicable, our partners or licensors, equal to $250,000,000 during any consecutive six-month period, determined in accordance with Generally Accepted Accounting Principles and consistent with our or the partners’ or licensors’ revenue recognition policies;

(3)	One successful phase 3 (as defined by 21 C.F.R. section 312.21(c)) clinical trial of a drug candidate (other than lorcaserin) of us or, if applicable, under one of our partnerships or license arrangements. “Successful” means the phase 3 clinical trial results meet the primary efficacy endpoint and could be used, or were used, as a pivotal study in support of a NDA; and

(4)	Successful phase 2 (as defined by 21 C.F.R. section 312.21(b)) clinical trials on two drug candidates (other than lorcaserin or a drug candidate that satisfied goal 3 above) of us or under one of our partnerships or license arrangements. “Successful” means either that (i) there were statistically significant efficacy results and such results support proceeding with an additional phase 2 or a phase 3 (as defined by 21 C.F.R. section 312.21(b) or (c), respectively) clinical trial or (ii) screening of patients in a phase 3 clinical trial has been commenced.

The performance goals were established to require significant efforts and results that, if achieved, are expected to drive significant stockholder value, thereby further aligning employee and stockholder interests.

Depending on whether we have achieved one, two, three or all four of the performance goals on or before February 26, 2012, and if the particular executive officer is still employed on such date, then these stock unit awards would vest as follows: 25% if one goal is achieved, 50% if two goals are achieved, 87.5% if three goals are achieved and 100% if all four goals are achieved.

The below table provides the number of performance-based restricted stock unit awards our Compensation Committee granted to our Named Executive Officers in February 2007. The Compensation Committee has not granted any additional performance-based restricted stock unit awards to our Named Executive Officers.

Named Executive Officer	Performance-based Restricted Stock Unit Awards (1)
Jack Lief	300,000
Robert E. Hoffman	100,000
Dominic P. Behan, Ph.D.	100,000
William R. Shanahan, Jr., M.D., J.D.	80,000
Steven W. Spector, J.D.	100,000

(1)	Maximum number that may be earned for achieving all four performance goals.

Employee Stock Purchase Plan

We adopted our 2009 Employee Stock Purchase Plan as a further benefit to executive officers, as well as other employees, and to encourage employee ownership. Under the 2009 Employee Stock Purchase Plan, participants may elect to have a portion of their after tax cash compensation (which is defined as base gross earnings, commissions, overtime and shift premium) withheld for purchases of our common stock on certain dates set forth in the plan. The price of our common stock purchased under the 2009 Employee Stock Purchase Plan is equal to 85% of the lower of the fair market value of our common stock on the date of enrollment or the exercise date of the purchase period.

4. Other Benefits and Post-Termination Compensation

All of our executive officers, as well as our other regular, full-time US employees, are eligible for a variety of health and welfare and paid time-off benefits. We believe that competitive health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce.

401(k) Plan and Company Match

Our US employees are eligible to participate in our 401(k) plan beginning on their hire date. Employees may make pre-tax or after-tax (Roth) contributions of up to 50% of gross cash compensation into the plan, up to the annual limit established by the Internal Revenue Service, or IRS. Subject to limits established by the IRS, we match 100% of each of the employee’s contributions, subject to a maximum match of 6% of the employee’s gross cash compensation. This match vests over a five-year period from the individual’s date of hire.

Life and Disability Coverage

We provide all regular, full-time US employees with a life insurance policy equal to four times the employee’s annual base salary, up to a maximum coverage of $500,000. Such employees are also covered by short- and long-term disability plans that coordinate with the California State Disability plan.

Perquisites and Other Benefits

We did not provide any of our Named Executive Officers or other senior members of management with perquisites in 2010 that exceeded $10,000 in the aggregate for any person, and do not expect to do so in 2011.

Post-Termination Compensation

We have entered into Termination Protection Agreements and have a Severance Benefit Plan that may require us to provide compensation and benefits to certain of our executive officers. The agreements and the plan are summarized below, and more details regarding such agreements and plan, including potential payouts, are provided below under “Potential Post-Employment Payments Table.”

Termination Protection Agreements.    We entered into Termination Protection Agreements because we determined that it was appropriate to provide certain of our executive officers severance compensation in the event of a “double trigger” in which there is a change in control and the executive officer’s employment is terminated under certain circumstances. These agreements are intended to promote the ability of our executive officers to keep focused on corporate interests and to act in the best interests of our stockholders even though their employment could be terminated as a result of the change in control. As a condition to receiving benefits under the Termination Protection Agreements, the applicable executive officer must execute a waiver and release of claims in our favor.

Severance Benefit Plan.    We also maintain a Severance Benefit Plan for certain executive officers. Separation benefits are payable if the executive officer’s employment is terminated under certain circumstances and are intended to keep our executive officers focused on corporate interests while employed and to ease the consequences to an executive officer of a termination of employment. The advantages to us also include our receipt of a waiver and release of claims, which the separated executive officer must provide to us as a condition to receiving benefits. Any payments payable under the Severance Benefit Plan are reduced by severance benefits payable by us under the Termination Protection Agreements or any other agreement, policy, plan, program or arrangement.

Tax Considerations

We intend that all incentive payments be deductible for tax purposes unless it would undermine our ability to meet our primary compensation objectives. We also take into account the tax effects of various forms of compensation and the potential for excise taxes to be imposed on our executive officers. There are various provisions of the Internal Revenue Code of 1986, as amended, or the Code, which we consider in determining compensation, including the following:

Section 162(m).    We consider the potential impact of Section 162(m) of the Code, which denies a Federal income tax deduction for any individual compensation exceeding $1,000,000 in any taxable year for the chief executive officer and the three highest compensated executive officers other than the chief executive officer and chief financial officer. This limitation does not, however, apply to compensation that is performance-based under a plan that is approved by the stockholders and that meets other requirements. Based on these requirements, we attempt to limit the impact Section 162(m) will have on our ability to deduct compensation, but in appropriate circumstances we will pay compensation that is not deductible under Section 162(m) if necessary and in the best interests of our stockholders.

Sections 280G and 4999.    Any payment or benefit provided under our Termination Protection Agreements or our Severance Benefit Plan in connection with a change-in-control transaction may be subject to an excise tax under Section 4999 of the Code. These payments also may not be eligible for a company tax deduction pursuant to Section 280G of the Code. If any of these payments or benefits are subject to the excise tax, they may be reduced to provide the individual with the best after-tax result. Specifically, the individual will receive either a reduced amount so that the excise tax is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.

Compensation Committee Report

This report of our Compensation Committee is not deemed to be “soliciting material,” or to be “filed” with the SEC or subject to the SEC’s proxy rules (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and, irrespective of any general incorporation language, this report shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate it by reference into any such filing.

The Compensation Committee, comprised of independent directors, reviewed and discussed the above “Compensation Discussion and Analysis” with our management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and included into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Donald D. Belcher

Scott H. Bice

Tina S. Nova, Ph.D.

Randall E. Woods

Summary Compensation Table for Fiscal Years Ended December 31, 2010, 2009 and 2008

For 2010, the Compensation Committee kept the annual base salaries of our Named Executive Officers the same as they were in 2009, such that Mr. Lief’s annual base salary remained at $690,000; Mr. Hoffman’s annual base salary remained at $327,000; Dr. Behan’s annual base salary remained at $400,000; Dr. Shanahan’s annual base salary remained at $357,000; and Mr. Spector’s annual base salary remained at $375,000. The following table summarizes the total compensation of our Named Executive Officers for the fiscal years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)		Total ($)
Jack Lief	2010	$690,000	$298,301	$190,000	$15,150		$1,193,451
President, Chief Executive	2009	688,788	516,132	343,922	15,150		1,563,992
Officer and Chairman of the Board	2008	668,021	663,120	300,000	14,334		1,645,475

Robert E. Hoffman	2010	327,000	133,952	94,176	15,150		570,278
Former Vice President, Finance	2009	325,364	100,359	120,990	15,150		561,863
and Chief Financial Officer	2008	299,010	128,940	95,000	34,526	(5)	557,476

Dominic P. Behan, Ph.D.	2010	400,000	206,080	121,600	15,150		742,830
Senior Vice President, Chief	2009	399,333	172,044	128,800	15,150		715,327
Scientific Officer and Director	2008	387,813	221,040	125,000	14,334		748,187

William R. Shanahan, Jr., M.D., J.D.	2010	357,000	133,952	92,820	15,150		598,922
Senior Vice President and Chief	2009	356,333	114,696	133,875	15,150		620,054
Medical Officer	2008	345,142	165,780	95,000	14,334		620,256

Steven W. Spector, J.D.	2010	375,000	206,080	114,000	15,150		710,230
Senior Vice President, General	2009	374,394	172,044	138,750	15,150		700,338
Counsel and Secretary	2008	363,351	221,040	125,000	28,372	(6)	737,763

(1)	In accordance with SEC rules, the compensation described in this table does not include various health and welfare or other benefits received by our Named Executive Officers that are available generally to all of our regular, full-time employees, as well as certain perquisites and other personal benefits received by our Named Executive Officers that, in the aggregate, were less than $10,000 for any officer. Amounts earned but deferred at the election of our Named Executive Officer pursuant to our 401(k) plan are included in the “salary” column.

(2)	Represents the aggregate grant date fair value of options granted in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, “Stock Compensation,” formerly SFAS 123R. For the relevant assumptions used in determining these amounts, refer to Note 10 to our audited consolidated financial statements included in our annual report on Form 10-K as filed with the SEC on March 15, 2011.

(3)	Represents cash awards earned pursuant to our 2010, 2009 and 2008 Annual Incentive Plans, as further described below in the “Grants of Plan-Based Awards” table and the above “Compensation Discussion and Analysis.” For all years presented, cash awards earned were paid in the subsequent fiscal year.

(4)	Represents matching contributions to our 401(k) plan made on behalf of our Named Executive Officers and group-term life insurance premiums paid by us for our Named Executive Officers.

(5)	Through the end of 2008, after their annual anniversary hire date, each of our employees could be paid for unused vacation time in the form of additional salary, subject to certain limitations. In addition to items noted in footnote 4 above, we paid Mr. Hoffman $20,192 in the form of additional compensation for unused vacation time in 2008.

(6)	In addition to items noted in footnote 4 above, we paid Mr. Spector $14,038 in the form of additional compensation for unused vacation time in 2008.

Grants of Plan-Based Awards During Fiscal Year Ended December 31, 2010

The following table provides information on estimated future payouts under non-equity incentive plans and stock options granted to our Named Executive Officers during the fiscal year ended December 31, 2010.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date	Approval Date (2)	Threshold ($)	Target ($)	Maximum ($)
Jack Lief	—	—	$189,750	$379,500	$474,375	—	$—	$—
	3/17/10	1/22/10	—	—	—	144,750	3.25	298,301

Robert E. Hoffman	—	—	65,400	130,800	163,500	—	—	—
	3/17/10	1/22/10	—	—	—	65,000	3.25	133,952

Dominic P. Behan, Ph.D.	—	—	80,000	160,000	200,000	—	—	—
	3/17/10	1/22/10	—	—	—	100,000	3.25	206,080

William R. Shanahan, Jr., M.D., J.D.	—	—	71,400	142,800	178,500	—	—	—
	3/17/10	1/22/10	—	—	—	65,000	3.25	133,952

Steven W. Spector, J.D.	—	—	75,000	150,000	187,500	—	—	—
	3/17/10	1/22/10	—	—	—	100,000	3.25	206,080

(1)	Our 2010 Annual Incentive Plan was our only non-equity incentive plan in 2010. The amounts shown in the “threshold” column reflect the minimum payment level under our 2010 Annual Incentive Plan, which is 50% of the amount shown in the “target” column. The amounts shown in the “maximum” column are 125% of the respective target amounts. These amounts are based on each Named Executive Officer’s 2010 annual base salary.

(2)	We generally make stock option grants to continuing employees, including executive officers, on an annual basis. Our policy is to make such grants three trading days after our announcement of financial results for the prior year. Our Compensation Committee approves such grants in a meeting that precedes the grant date, and, in the case of these stock option grants, such meeting occurred on January 22, 2010.

(3)	All awards in this column were granted under our 2009 Long-Term Incentive Plan, or 2009 LTIP.

(4)	In all cases, the exercise price of the option awards was equal to the closing market price of our common stock on the grant date as reported on the NASDAQ Global Select Market.

(5)	Represents the aggregate grant date fair value of options granted in accordance with FASB ASC Topic 718. For the relevant assumptions used in determining these amounts, refer to Note 10 to our audited consolidated financial statements included in our annual report on Form 10-K as filed with the SEC on March 15, 2011.

See “Compensation Discussion and Analysis” above for additional information regarding targets for payment of cash incentives, performance criteria on which cash incentives and the number of option awards were based and for additional information regarding our grant timing, dating and pricing policies.

All stock options granted to our Named Executive Officers vest 25% per year over four years from the date of grant and, once vested, are exercisable for up to 10 years from the date of grant. All such stock options are incentive stock options to the extent permissible under the Internal Revenue Code.

Outstanding Equity Awards at Fiscal Year Ended December 31, 2010

The following table provides information on all stock options and any unvested stock awards held by our Named Executive Officers on December 31, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Jack Lief	70,000	—	$16.00	1/16/11	—	$—
	170,000	—	12.25	1/15/12	—	—
	100,000	—	6.00	1/18/14	—	—
	124,350	—	6.16	1/17/15	—	—
	89,000	—	16.80	1/20/16	—	—
	21,000	—	10.52	7/28/16	—	—
	135,000	45,000	13.50	2/26/17	—	—
	—	—	—	—	75,000	129,000
	90,000	90,000	6.99	3/3/18	—	—
	45,000	135,000	4.01	3/17/19	—	—
	—	144,750	3.25	3/17/20	—	—

Robert E. Hoffman	5,000	—	12.25	1/15/12	—	—
	40,000	—	6.00	1/18/14	—	—
	30,000	—	6.16	1/17/15	—	—
	40,000	—	16.80	1/20/16	—	—
	26,250	8,750	13.50	2/26/17	—	—
	—	—	—	—	25,000	43,000
	17,500	17,500	6.99	3/3/18	—	—
	8,750	26,250	4.01	3/17/19	—	—
	—	65,000	3.25	3/17/20	—	—

Dominic P. Behan, Ph.D.	85,000	—	12.25	1/15/12	—	—
	33,332	—	6.00	1/18/14	—	—
	33,116	—	6.16	1/17/15	—	—
	40,000	—	16.80	1/20/16	—	—
	10,000	—	10.52	7/28/16	—	—
	45,000	15,000	13.50	2/26/17	—	—
	—	—	—	—	25,000	43,000
	30,000	30,000	6.99	3/3/18	—	—
	15,000	45,000	4.01	3/17/19	—	—
	—	100,000	3.25	3/17/20	—	—

William R. Shanahan, Jr., M.D., J.D.	60,000	—	6.30	4/18/14	—	—
	45,000	—	6.16	1/17/15	—	—
	25,000	—	16.80	1/20/16	—	—
	33,750	11,250	13.50	2/26/17	—	—
	—	—	—	—	20,000	34,400
	22,500	22,500	6.99	3/3/18	—	—
	10,000	30,000	4.01	3/17/19	—	—
	—	65,000	3.25	3/17/20	—	—

Steven W. Spector, J.D.	35,000	—	9.05	9/26/11	—	—
	50,000	—	6.00	1/18/14	—	—
	45,000	—	6.16	1/17/15	—	—
	40,000	—	16.80	1/20/16	—	—
	10,000	—	10.52	7/28/16	—	—
	45,000	15,000	13.50	2/26/17	—	—
	—	—	—	—	25,000	43,000
	30,000	30,000	6.99	3/3/18	—	—
	15,000	45,000	4.01	3/17/19	—	—
	—	100,000	3.25	3/17/20	—	—

(1)	Generally stock options vest 25% per year over four years from the date of grant and, once vested, are exercisable for up to 10 years from the date of grant. The options granted in 2010 were granted under our 2009 LTIP.

(2)	The amounts included in this column represent the number of shares earned upon achievement of the threshold performance goals for the performance-based restricted stock unit awards granted in February 2007, which is the achievement of one of the four milestones, or 25% of the total grant. As of December 31, 2010, the Compensation Committee has not determined that we have achieved any of the four goals under the performance-based restricted stock unit awards. See “2007 Performance-based Restricted Stock Unit Awards” in the above “Compensation Discussion and Analysis” for additional information.

(3)	Computed by multiplying the closing market price of our common stock on December 31, 2010 of $1.72 by the number of shares or stock unit awards, as appropriate, set forth in this table.

Option Exercises and Stock Vested During Fiscal Year Ended December 31, 2010

The following table provides information on stock option exercises and stock awards vested during the fiscal year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jack Lief	—	—	—	—
Robert E. Hoffman	—	—	—	—
Dominic P. Behan, Ph.D.	27,500	$67,375	—	—
William R. Shanahan, Jr., M.D., J.D.	—	—	—	—
Steven W. Spector, J.D.	—	—	—	—

(1)	Computed by multiplying the number of options exercised by the difference between the closing market price of our common stock on the exercise date and the exercise price of the stock options.

Nonqualified Deferred Compensation Table for Fiscal Year Ended December 31, 2010

In 2003, we established a deferred compensation plan for our executive officers, whereby they may elect to defer the shares of restricted stock we have awarded them. Shares deferred in the plan become restricted stock units. This deferral opportunity was established in part to encourage the participants to continue to hold rights to own common stock in the future that may otherwise be sold to satisfy the participant’s tax withholding or other financial obligations upon vesting, and for the purpose of rewarding and incentivizing the participants. Participants can choose to receive distributions under the plan as a lump sum distribution or in installments. A participant’s election to defer restricted stock under the plan is irrevocable, but the participant may modify their election to provide for a later distribution date, add additional shares under the plan or to provide for a different form of distribution. In addition, the plan allows for hardship withdrawals, early withdrawals with a penalty, and withdrawals by beneficiaries following the death of a participant. Also, unless in connection with a change in control, no distributions are permitted under the plan to a participant in any taxable year to the extent such distribution would result in the participant receiving an amount of compensation that cannot be deducted by us pursuant to the limitations imposed on the deduction of certain compensation payments under Section 162(m) of the Code. At December 31, 2010, 84,169 shares of restricted stock were held in the deferred compensation plan, and the following table provides information about the activity in the deferred compensation plan for our Named Executive Officers as of December 31, 2010.

Name	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
Jack Lief	—	—	—
Robert E. Hoffman (3)	$—	$(40,375)	$—
Dominic P. Behan, Ph.D.	(144,879)	—	136,171
William R. Shanahan, Jr., M.D., J.D.	—	—	—
Steven W. Spector, J.D.	—	—	—

(1)	Any earnings in the last fiscal year represent a change in the closing market price of our common stock. Neither the company nor any of our Named Executive Officers made additional contributions to the deferred compensation plan in 2010. Accordingly, the amounts included in this column are not included in the above “Summary Compensation Table.”

(2)	Aggregate balance at last fiscal year-end was computed by multiplying the closing market price of our common stock on December 31, 2010 of $1.72 by the number of shares issuable under the deferred compensation plan. An aggregate of $509,057 was previously reported as compensation in previous years’ summary compensation tables for Dr. Behan.

(3)	Mr. Hoffman elected to receive a distribution of 12,500 shares from the deferred compensation plan on May 16, 2010, which was valued using $3.23 per share, the closing market price of our common stock on May 14, 2010.

Potential Post-Employment Payments Table as of Fiscal Year Ended December 31, 2010

As described below, certain of our Named Executive Officers are a party to a Termination Protection Agreement, dated December 20, 2002, as amended, or to the Severance Benefit Plan we established in 2006. Any payments payable under the Severance Benefit Plan are reduced by severance benefits payable by us under the Termination Protection Agreements or any other agreement, policy, plan, program or arrangement. The severance and other benefits payable in connection with a change in control are due only in the event of a “double trigger” in which there is a change in control and the executive officer’s employment is terminated under certain circumstances.

Termination Protection Agreements

Messrs. Lief and Spector and Dr. Behan are each a party to a Termination Protection Agreement. Mr. Hoffman was also a party to such agreement before he resigned in March 2011. Under the Termination Protection Agreements, if the participating executive officer is terminated without cause or resigns for good reason (as defined in the agreement) within two years following a change of control or if the executive officer is terminated within one year prior to a change in control in anticipation of the change in control, we are required to provide such executive officer (i) a payment equal to the executive officer’s annual compensation, (ii) continuation of health insurance coverage until the second anniversary of the executive officer’s termination, (iii) accelerated vesting of all outstanding unvested stock options and restricted shares, with any stock options remaining exercisable until as late as the first anniversary of the executive officer’s termination, and (iv) continuation of our indemnification obligations until at least the sixth anniversary of the executive officer’s termination. The cash severance benefits are equal to (i) the executive officer’s annual rate of base salary in effect on the date of the change in control or the termination date, whichever is higher, and (ii) any bonus paid or payable to the executive officer for the year preceding the change in control or the termination date, whichever is higher. Following our receipt of an effective waiver and release of claims, we are required to pay the cash benefits in a lump sum within five business days after the earlier of (i) the first business day that is six months following the executive officer’s termination or (ii) following the executive officer’s termination, the executive officer’s death.

Severance Benefit Plan

The Severance Benefit Plan provides Messrs. Lief and Spector and Drs. Behan and Shanahan severance benefits upon involuntary termination without cause or voluntary termination with good reason (as defined in the plan). Mr. Hoffman was also a party to such plan before he resigned in March 2011. In contrast to the Termination Protection Agreements, the Severance Benefit Plan applies to qualifying terminations regardless of whether there has been a change in control. The benefits under the Severance Benefit Plan include cash severance benefits, continuation of health insurance coverage for the severance period, acceleration of stock options and awards that would otherwise have vested through the end of the severance period, and continued stock option exercisability until the later of (i) the original post-termination exercise period provided in the applicable stock option agreement or (ii) the number of months equal to the severance period (but not beyond the original contractual life of the option). The cash severance benefits are equal to the number of months in the executive officer’s severance period multiplied by the executive officer’s monthly base salary in effect immediately prior to the termination plus one-twelfth of the greater of (i) the average of the three annual bonuses we paid to the executive officer prior to his termination and (ii) the last annual bonus paid to the executive officer prior to termination. Following our receipt of an effective waiver and release of claims and return of company property, we are required to pay the cash benefits in a lump sum within five business days after the earlier of (i) the first business day that is six months following the executive officer’s termination or (ii) following the executive officer’s termination, the executive officer’s death. The severance period is 18 months for Mr. Lief and 12 months for the other included executive officers.

Potential Payable Upon Termination or Resignation for Good Reason

In accordance with SEC rules, the below table provides information on the amounts payable upon termination of our Named Executive Officers assuming the triggering event (which would be their separation) took place on December 31, 2010. Information on certain tax implications of post-termination payments is included above under “Tax Considerations.”

	Potential Payable Upon Termination Without Cause or Resignation for Good Reason
Name and Benefit	Without a Change of Control(1)	With a Change of Control(1)
Jack Lief
Salary	$1,035,000	$1,035,000
Bonus	515,883	515,883
Benefit continuation	23,375	31,166
Accelerated vesting of RSUs (2)	—	—
Accelerated vesting of stock options (3)	—	—

Total	1,574,258	1,582,049

Robert E. Hoffman
Salary	327,000	327,000
Bonus	120,990	120,990
Benefit continuation	21,875	43,749
Accelerated vesting of RSUs (2)	—	—
Accelerated vesting of stock options (3)	—	—

Total	469,865	491,739

Dominic P. Behan, Ph.D.
Salary	400,000	400,000
Bonus	128,800	128,800
Benefit continuation	20,375	40,749
Accelerated vesting of RSUs (2)	—	—
Accelerated vesting of stock options (3)	—	—

Total	549,175	569,549

William R. Shanahan, Jr., M.D., J.D.
Salary	357,000	357,000
Bonus	133,875	133,875
Benefit continuation	20,875	20,875
Accelerated vesting of RSUs (2)	—	—
Accelerated vesting of stock options (3)	—	—

Total	511,750	511,750

Steven W. Spector, J.D.
Salary	375,000	375,000
Bonus	138,750	138,750
Benefit continuation	21,875	43,749
Accelerated vesting of RSUs (2)	—	—
Accelerated vesting of stock options (3)	—	—

Total	535,625	557,499

(1)	For purposes of this table, “change of control” means a change of control that triggers payments under the Termination Protection Agreement.

(2)	No accelerated vesting of performance-based restricted stock unit awards, or RSUs, is included since none of the performance goals were achieved on December 31, 2010, which is when the triggering event was assumed to take place.

(3)	Computed by multiplying the difference between the closing market price of our common stock on December 31, 2010 of $1.72 and the exercise price of each stock option vested as a result of the termination by the number of accelerated stock options.

Director Compensation

The compensation for our non-employee directors is set forth below. Directors who are also employees do not receive additional compensation for serving as a director. Following was the compensation program for our non-employee directors for fiscal year 2010:

Equity:

•

New Directors: 18,000 options to purchase shares of our common stock. The options are 10-year options with an exercise price equal to the fair market value of our common stock on the grant date, vesting in equal annual installments over two years. “Fair market value” on the grant date means the per share closing price of our common stock as reported on the NASDAQ Global Select Market on the grant date or, if there was no reported closing price on such date, on the last preceding date on which the closing price was reported.

•

Ongoing Directors: 12,000 options to purchase shares of our common stock. The options are 10-year options with an exercise price equal to the fair market value of our common stock on the grant date, vesting in equal monthly installments over one year.

New director grants are made on the 15th day of the month following the month of the director’s appointment or election to our Board of Directors and the annual grants are made to ongoing directors three trading days after our announcement of our prior year’s financial results. For directors that did not serve for the full fiscal year preceding an annual grant, the grant is prorated based on the number of months such director served as a director in the prior year, if any.

Except in the case of a director’s death or disability, unvested stock options terminate when the director ceases to be a director. Unless earlier terminated, vested stock options terminate three years after the director ceases to be a director (or, if applicable, an employee) for any reason other than the director’s death or disability. In the event of a director’s death or disability, the director’s stock options become fully vested and exercisable and may be exercised within the earlier of three years after the date of the director’s death or disability, as applicable, or the end of the 10-year term of the stock options.

Cash:

•

Retainer: $20,000 annually, paid quarterly, subject to continuing service as a director. Prior to the beginning of any calendar year or, in the case of a new director, to the extent permitted, prior to joining our Board of Directors, each director can irrevocably elect to take 25%, 50%, 75% or 100% of his or her retainer, or, in the case of a new director, his or her prorated retainer, in stock options to purchase a number of shares of stock determined by dividing three times the retainer amount elected by the fair market value of our common stock on the grant date, rounded to the nearest whole share. Such options will be granted to ongoing directors three trading days after our announcement of our prior year’s financial results and to new directors on the 15th day of the month following the month of the director’s appointment or election to our Board of Directors. The options are 10-year options with an exercise price equal to the fair market value of our common stock on the grant date, vesting in approximately equal monthly installments over one year. Any portion of the retainer not converted into options (as described above) will be paid on the applicable quarterly retainer payment dates.

If a director joins our Board of Directors after the first quarter of a calendar year, such directors’ retainer for that calendar year is reduced pro rata on a quarterly basis.

•	Meeting Attendance Fees:

•	General:

•	In-Person: $1,000

•	Telephonic: $500

•	Exceptions:

•	Audit Chair Meeting Attendance Fee:

•	In-Person: $3,000

•	Telephonic: $1,500

•	Other Chair Meeting Attendance Fee:

•	In-Person: $2,000

•	Telephonic: $1,000

In addition, our Board of Directors and the Compensation Committee may authorize additional fees for significant work in informal meetings or for other service to us in the recipient’s capacity as a director or committee member. Each non-employee director is also entitled to reimbursement for all of such director’s reasonable out-of-pocket expenses incurred in connection with performing Board business.

Director Compensation Table for Fiscal Year Ended December 31, 2010

As described more fully above, the following table summarizes the compensation for our non-employee directors serving during the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Total ($)
Donald D. Belcher (3)	$22,000	$62,776	$84,776
Scott H. Bice (4)	33,000	34,240	67,240
Harry F. Hixson, Jr., Ph.D. (5)	11,500	62,776	74,276
J. Clayburn La Force, Jr., Ph.D. (6)	2,000	62,776	64,776
Tina S. Nova, Ph.D. (7)	32,500	24,730	57,230
Phillip M. Schneider (8)	27,000	62,776	89,776
Christine A. White, M.D. (9)	18,500	62,776	81,276
Randall E. Woods (10)	15,500	62,776	78,276

(1)	For each director, includes all meeting attendance fees and any cash retainer earned or paid in the fiscal year ended December 31, 2010.

(2)	Represents the aggregate grant date fair value of options granted in accordance with FASB ASC Topic 718. For the relevant assumptions used in determining these amounts, refer to Note 10 to our audited consolidated financial statements included in our annual report on Form 10-K as filed with the SEC on March 15, 2011.

(3)	Mr. Belcher elected in advance to receive 100% of his annual cash retainer for the fiscal year ended December 31, 2010 in stock options determined by dividing three times the annual retainer amount of $20,000 by the fair market value of our common stock, computed at the time the stock options were granted. The grant-date fair value of the 18,462 options granted to Mr. Belcher in 2010 in lieu of cash was $38,046, computed in accordance with FASB ASC Topic 718. Mr. Belcher had a total of 169,485 options outstanding at December 31, 2010. Meeting fees of $7,000 paid to Mr. Belcher in 2011 and included above were earned in 2010.

(4)	Mr. Bice elected in advance to receive 25% of his annual cash retainer for the fiscal year ended December 31, 2010 in stock options determined by dividing three times the $5,000 portion of his annual retainer amount by the fair market value of our common stock, computed at the time the stock options were granted. The grant-date fair value of the 4,615 options granted to Mr. Bice in 2010 in lieu of cash was $9,511, computed in accordance with FASB ASC Topic 718. Mr. Bice had a total of 104,613 options outstanding at December 31, 2010. Meeting fees of $8,000 paid to Mr. Bice in 2011 and included above were earned in 2010.

(5)	Dr. Hixson elected in advance to receive 100% of his annual cash retainer for the fiscal year ended December 31, 2010 in stock options determined by dividing three times the annual retainer amount of $20,000 by the fair market value of our common stock, computed at the time the stock options were granted. The grant-date fair value of the 18,462 options granted to Dr. Hixson in 2010 in lieu of cash was $38,046, computed in accordance with FASB ASC Topic 718. Dr. Hixson had a total of 169,495 options outstanding at December 31, 2010. Meeting fees of $3,000 paid to Dr. Hixson in 2011 and included above were earned in 2010.

(6)	Dr. La Force elected in advance to receive 100% of his annual cash retainer for the fiscal year ended December 31, 2010 in stock options determined by dividing three times the annual retainer amount of $20,000 by the fair market value of our common stock, computed at the time the stock options were granted. The grant-date fair value of the 18,462 options granted to Dr. La Force in 2010 in lieu of cash was $38,046, computed in accordance with FASB ASC Topic 718. Dr. La Force had a total of 201,696 options outstanding at December 31, 2010. Of the $62,776 included for Dr. La Force in the Option Awards column, unvested options representing $52,313 of such amount were canceled upon his separation of service in June 2010.

(7)	Dr. Nova had a total of 93,000 options outstanding at December 31, 2010. Meeting fees of $5,000 paid to Dr. Nova in 2011 and included above were earned in 2010.

(8)	Mr. Schneider elected in advance to receive 100% of his annual cash retainer for the fiscal year ended December 31, 2010 in stock options determined by dividing three times the annual retainer amount of $20,000 by the fair market value of our common stock, computed at the time the stock options were granted. The grant-date fair value of the 18,462 options granted to Mr. Schneider in 2010 in lieu of cash was $38,046, computed in accordance with FASB ASC Topic 718. Mr. Schneider had a total of 85,009 options outstanding at December 31, 2010. Meeting fees of $8,000 paid to Mr. Schneider in 2011 and included above were earned in 2010.

(9)	Dr. White elected in advance to receive 100% of her annual cash retainer for the fiscal year ended December 31, 2010 in stock options determined by dividing three times the annual retainer amount of $20,000 by the fair market value of our common stock, computed at the time the stock options were granted. The grant-date fair value of the 18,462 options granted to Dr. White in 2010 in lieu of cash was $38,046, computed in accordance with FASB ASC Topic 718. Dr. White had a total of 119,453 options outstanding at December 31, 2010. Meeting fees of $6,000 paid to Dr. White in 2011 and included above were earned in 2010.

(10)	Mr. Woods elected in advance to receive 100% of his annual cash retainer for the fiscal year ended December 31, 2010 in stock options determined by dividing three times the annual retainer amount of $20,000 by the fair market value of our common stock, computed at the time the stock options were granted. The grant-date fair value of the 18,462 options granted to Mr. Woods in 2010 in lieu of cash was $38,046, computed in accordance with FASB ASC Topic 718. Mr. Woods had a total of 85,009 options outstanding at December 31, 2010. Meeting fees of $6,000 paid to Mr. Woods in 2011 and included above were earned in 2010.

All stock options granted to non-employee directors in the fiscal year ended December 31, 2010 were granted under our 2009 LTIP, and are 10-year options with an exercise price equal to the closing market price of our common stock on the date of grant, vesting in approximately equal monthly installments over one year.

See “Compensation Discussion and Analysis” above for additional information regarding our grant timing, dating and pricing policies and the discussion above under “2010 Fiscal Year” regarding the 2010 compensation for our non-employee directors.

Audit Committee

Audit Committee Report

This report of our Audit Committee is not deemed to be “soliciting material,” or to be “filed” with the SEC or subject to the SEC’s proxy rules (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and, irrespective of any general incorporation language, this report shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate it by reference into any such filing.

Our management has the primary responsibility for our financial reporting process, accounting principles and internal controls as well as the preparation of our financial statements. The Audit Committee oversees our financial reporting process on behalf of our Board of Directors.

In fulfilling its responsibilities, the Audit Committee appointed KPMG LLP, an independent registered public accounting firm, or KPMG, as our independent auditors for the 2010 fiscal year. The Audit Committee reviewed and discussed with the independent auditors the overall scope and specific plans for their audit. The Audit Committee also reviewed and discussed with the independent auditors and with management our audited consolidated financial statements and the adequacy of our internal control over financial reporting. The Audit Committee met with the independent auditors, without management present, to discuss the results of the independent auditors’ audit, the independent auditors’ evaluations of our internal control over financial reporting, and the overall quality of our financial reporting. The meetings were also designed to facilitate any desired private communication between the Audit Committee and the independent auditors.

The Audit Committee monitored the independence and performance of the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vo1. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the independent auditors the independent auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC. The Audit Committee has also appointed KPMG as our independent auditors for the fiscal year ending December 31, 2011.

The foregoing report is provided by the following directors, who constitute the Audit Committee:

Donald D. Belcher

Phillip M. Schneider

Christine A. White, M.D.

Independent Registered Public Accounting Firms

Independent Auditors’ Fees

The following table presents aggregate fees for the fiscal years ended December 31, 2010 and 2009 for professional services rendered by Ernst & Young LLP, or E&Y, our former independent auditors:

	Fiscal Years Ended December 31,
	2010		2009
Audit Fees	$77,206	(1)	$690,054	(2)
Audit-Related Fees	101,725	(3)	102,760	(4)
Tax Fees	—		—
All Other Fees (5)	—		—

Total	$178,931		$792,814

(1)	Consisted of fees paid for review of financial statements included in our quarterly reports and services in connection with regulatory filings prior to our change in auditors.

(2)	Consisted of fees paid for professional services for the integrated audit of our consolidated financial statements and our internal control over financial reporting, and review of financial statements included in our quarterly reports.

(3)	These fees were primarily related to the accounting treatment for the note, warrants and related financial instruments from entities affiliated with Deerfield Capital, L.P. and procedures related to our change in auditors.

(4)	These fees were primarily related to consultations regarding the accounting treatment and valuation from the issuance of a note, warrants and related financial instruments to entities affiliated with Deerfield Capital, L.P., our equity financing commitment with Azimuth Opportunity Ltd., adoption of new authoritative guidance related to derivatives and hedging, and the valuation of the warrants we refer to as our Series B warrants.

(5)	There were no fees billed in either of the years ended December 31, 2010 or 2009 for products or services provided by E&Y other than those disclosed in this table.

The following table presents aggregate fees for the fiscal year ended December 31, 2010 for professional services rendered by KPMG:

	Fiscal Year Ended December 31, 2010
Audit Fees (1)	$222,141
Audit-Related Fees	35,500	(2)
Tax Fees	112,212	(3)
All Other Fees (4)	—

Total	$369,853

(1)	Consisted of fees paid for professional services for the integrated audit of our consolidated financial statements and our internal control over financial reporting, and review of financial statements included in our quarterly reports after our change in auditors.

(2)	These fees were primarily related to consultations regarding the accounting related to our 2010 transactions with entities affiliated with Deerfield Capital, L.P., our marketing and supply agreement with Eisai, Inc. and our workforce reduction and other subsequent events.

(3)	These fees were primarily related to consultations regarding international tax matters.

(4)	There were no fees billed in the year ended December 31, 2010 for products or services provided by KPMG other than those disclosed in this table.

Pre-approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for pre-approving all audit and non-audit services to be performed by our independent auditors. The policy requires pre-approval of all services rendered by our independent auditors either as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on a case-by-case basis. The Audit Committee has authorized its Chair to pre-approve individual expenditures of audit and non-audit services. Any pre-approval decision must be reported to the Audit Committee at the next regularly scheduled Audit Committee meeting. The Audit Committee approved all audit, audit-related and tax fees for 2010 and 2009.

Change in Independent Registered Public Accounting Firms

On August 25, 2010, the Audit Committee of our Board of Directors approved the dismissal of E&Y as our independent registered public accounting firm. We dismissed E&Y on the same date.

The audit report of E&Y on our consolidated financial statements as of and for the year ended December 31, 2009 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report contained an explanatory paragraph stating that “[a]s discussed in Note 8 to the consolidated financial statements, the Company changed its method of determining whether equity-linked financial instruments are indexed to the Company’s own stock, with the adoption of the amendments to the FASB Accounting Standards Codification Topic 815-40, Contracts in Entity’s Own Equity, effective January 1, 2009.” The audit report of E&Y on the effectiveness of our internal control over financial reporting as of December 31, 2009 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

The audit report of E&Y on our consolidated financial statements as of and for the year ended December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The audit report of E&Y on the effectiveness of our internal control over financial reporting as of December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2009 and 2008, and through August 25, 2010, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreements in its reports on our consolidated financial statements for such years.

During the fiscal years ended December 31, 2009 and 2008, and through August 25, 2010, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

We provided E&Y with a copy of the above disclosures and, per our request, E&Y provided us with a letter dated August 27, 2010, addressed to the SEC, stating that it is in agreement with the above statements in this section other than the first sentence of the first paragraph, and that it has no basis to agree or disagree with the first sentence of the first paragraph.

On August 25, 2010, the Audit Committee of our Board of Directors engaged KPMG as our independent registered public accounting firm.

During the years ended December 31, 2009 and 2008 and through August 25, 2010, neither we nor anyone on our behalf consulted with KPMG regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us nor oral advice was provided that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Ratification of Independent Auditors (Proposal 4)

The Audit Committee has appointed KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Our Board of Directors is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice.

Stockholders are requested in this Proposal 4 to ratify the appointment of KPMG. The affirmative vote of the holders of a majority of the shares of common stock present at the meeting in person or by proxy and entitled to vote will be required to ratify the appointment of KPMG. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum for purposes of holding the meeting, but are not counted for any purpose in determining whether this matter has been approved.

In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection of our independent auditors, but may decide not to change its selection. Even if the appointment is ratified, the Audit Committee may appoint different independent auditors at any time if it determines that such a change would be in the stockholders’ best interest.

Representatives of KPMG are expected to be present at our 2011 Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP TO SERVE AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and our 10% or greater stockholders to file reports of ownership of our equity securities and changes in such ownership with the SEC and NASDAQ and to furnish us with copies of such reports.

To our knowledge, based on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, executive officers and our 10% or greater stockholders were complied with during the fiscal year ended December 31, 2010.

Stockholder Proposals for the 2012 Annual Meeting

To be considered for inclusion in our proxy statement for next year’s annual meeting, stockholder proposals must be in writing, addressed to our Corporate Secretary, and be received at our executive offices at 6166 Nancy Ridge Drive, San Diego, California 92121, no later than the close of business on December 29, 2011. In addition, notice of any stockholder proposal to be presented at next year’s annual meeting of stockholders must be received at our executive offices no later than February 17, 2012, and no earlier than January 28, 2012. The above dates in this section may change under circumstances set forth in our Bylaws or if we amend the relevant provisions in our Bylaws. If we amend our Bylaws, we will file the amended Bylaws with the SEC. Stockholders may request a copy of the bylaw provisions relating to stockholder proposals from our Corporate Secretary at the same address.

Notices of intention to present proposals at the 2012 annual meeting of stockholders should be addressed to our Corporate Secretary, Arena Pharmaceuticals, Inc., 6166 Nancy Ridge Drive, San Diego, California 92121. We reserve the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and any other applicable requirements.

Annual Report

A copy of our Annual Report for the 2010 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and vote at our 2011 Annual Meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

Annual Report on Form 10-K

WE WILL MAIL STOCKHOLDERS WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. WE WILL FURNISH STOCKHOLDERS A COPY OF ANY EXHIBIT TO SUCH REPORT UPON WRITTEN REQUEST AND PAYMENT OF OUR REASONABLE EXPENSES IN FURNISHING SUCH EXHIBIT. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, ARENA PHARMACEUTICALS, INC., 6166 NANCY RIDGE DRIVE, SAN DIEGO, CALIFORNIA 92121. OUR SEC FILINGS ARE ALSO AVAILABLE ON OUR WEBSITE AT WWW.ARENAPHARM.COM.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially results in a reduced usage of natural resources and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement and one annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Any stockholder at a shared address to which a single copy of the documents was delivered and who wishes to receive a separate copy of the documents can request a copy of the documents by sending a written request to Corporate Secretary, Arena Pharmaceuticals, Inc., 6166 Nancy Ridge Drive, San Diego, California 92121, or contact our Corporate Secretary at 858.453.7200. Also, if, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future, please notify your broker or direct your written request to Corporate Secretary, Arena Pharmaceuticals, Inc., 6166 Nancy Ridge Drive, San Diego, California 92121, or contact our Corporate Secretary at 858.453.7200. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Other Matters

Our Board of Directors knows of no other business that will be presented for consideration at our 2011 Annual Meeting. If other matters are properly brought before our 2011 Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: April 27, 2011

By Order of our Board of Directors

Steven W. Spector Senior Vice President, General Counsel and Secretary

Arena Pharmaceuticals, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

11:00 p.m. Pacific Time on June 12, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/ARNA • Follow the steps outlined on the secured website.

Vote by telephone

•      Call toll free 1-800-652-VOTE (8683) within the USA, US territories   & Canada any time on a touch tone telephone. There is NO   CHARGE to you for the call.

•      Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote “FOR” each of the nominees listed in Proposal 1 and Proposals 2 and 4 and a vote for “1 Yr” (meaning every year) for Proposal 3.

1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold		+
	01 - Jack Lief	☐	☐	02 - Dominic P. Behan, Ph.D.			☐	☐	03 - Donald D. Belcher	☐	☐
	04 - Scott H. Bice	☐	☐	05 - Harry F. Hixson, Jr., Ph.D.			☐	☐	06 - Tina S. Nova, Ph.D.	☐	☐
	07 - Phillip M. Schneider	☐	☐	08 - Christine A. White, M.D.			☐	☐	09 - Randall E. Woods	☐	☐

				For	Against	Abstain				1 Yr	2 Yrs	3 Yrs	Abstain
2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement.			☐	☐	☐	3. To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.			☐	☐	☐	☐
4.	To ratify the appointment of KMPG LLP, an independent registered public accounting firm, as the Company’s independent auditors for the fiscal year ending December 31, 2011.			☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Arena Pharmaceuticals, Inc.	+

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE 2011 ANNUAL MEETING OF STOCKHOLDERS
6154 Nancy Ridge Drive, San Diego, California 92121

The undersigned stockholder of ARENA PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 27, 2011, and the Annual Report to Stockholders, and hereby appoints Jack Lief and Steven W. Spector, the President and the Secretary, respectively, of the Company, or each of them, as proxies and attorneys-in-fact, with all powers of substitution, to represent and vote, as set forth on the reverse side, the shares of Common Stock of the Company held of record by the undersigned at the close of business on April 15, 2011, at the 2011 Annual Meeting of Stockholders of the Company, which is being held at the offices of the Company at 6154 Nancy Ridge Drive, San Diego, California 92121, on Monday, June 13, 2011, at 9:00 a.m. Pacific Time, and at any adjournments or postponements of such meeting, with all powers which the undersigned would possess if personally present at such meeting or at any such postponement or adjournment, and, in their discretion, to vote such shares upon any other business that may properly come before the meeting or any adjournments or postponements thereof .

UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THE PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND PROPOSALS 2 AND 4, FOR “1 YR” (MEANING EVERY YEAR) FOR PROPOSAL 3 AND BY THE PROXYHOLDERS AT THEIR DISCRETION UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENTS THEREOF.

(Items to be voted appear on reverse side.)

C	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.	+